Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

November 8, 2020

by and among

V.F. CORPORATION,

NEW ROSS ACQUISITION CORP.,

SUPREME HOLDINGS, INC.

and

TC GROUP VI, L.P.

TABLE OF CONTENTS

Page

Article I. CERTAIN DEFINITIONS	2
1.1 Definitions	2
1.2 Construction	20
1.3 Knowledge	21
Article II. THE MERGER; CLOSING	21
2.1 The Merger	21
2.2 Effects of the Merger	22
2.3 Closing; Effective Time	22
2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation	22
2.5 Directors and Officers of the Surviving Corporation	22
Article III. EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS	23
3.1 Conversion of Company Shares and Options	23
3.2 Deliveries by the Company at the Closing	25
3.3 Deliveries by Buyer and Merger Sub at the Closing	25
3.4 Payment and Exchange of Certificates	26
3.5 Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash	27
3.6 Adjustment Amount	28
3.7 Holder Rep Fund	30
3.8 Lost Certificate	31
3.9 Dissenting Shares	31
3.10 [Further Agreement]	32
3.11 [Further Agreement]	32
3.12 Withholding	32
Article IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	32
4.1 Corporate Organization of the Company	32
4.2 Subsidiaries	32
4.3 Due Authorization	33
4.4 No Conflict	33
4.5 Governmental Consents	34
4.6 Capitalization of the Company	34
4.7 Capitalization of Subsidiaries	35
4.8 Financial Statements	35
4.9 Undisclosed Liabilities	36
4.10 Litigation and Proceedings	36
4.11 Legal Compliance	36
4.12 Contracts; No Defaults	36
4.13 Company Benefit Plans	39
4.14 Employees; Labor Relations	41

i

4.15 Taxes	42
4.16 Brokers’ Fees	44
4.17 Insurance	44
4.18 Licenses, Permits and Authorizations	44
4.19 Machinery, Equipment and Other Tangible Personal Property	44
4.20 Real Property	45
4.21 Intellectual Property	45
4.22 Environmental Matters	47
4.23 Absence of Changes	48
4.24 Affiliate Matters	49
4.25 Anti-Corruption Laws; Sanctions; Export Control Laws	49
4.26 Customers and Suppliers	50
4.27 Products	50
4.28 Inventories	51
4.29 Receivables	51
4.30 No Additional Representations or Warranties	51
Article V. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB	51
5.1 Corporate Organization	51
5.2 Due Authorization	52
5.3 No Conflict	52
5.4 Litigation and Proceedings	52
5.5 Governmental Consents	52
5.6 Financial Ability	53
5.7 Brokers’ Fees	53
5.8 Solvency; Surviving Corporation After the Merger	53
5.9 No Outside Reliance	53
5.10 Acquisition of Interests for Investment	54
Article VI. COVENANTS OF THE COMPANY	54
6.1 Conduct of Business	54
6.2 Inspection	57
6.3 Termination of Certain Agreements	57
6.4 Stockholder Approval	58
6.5 Takeover Statutes	58
6.6 Exclusivity	58
6.7 Japan Subsidiary	59
6.8 280G Cooperation	59
6.9 Chain of Title	59
Article VII. COVENANTS OF BUYER	60
7.1 Indemnification and Insurance	60
7.2 Retention of Books and Records	61
7.3 Contact with Customers and Suppliers	61
7.4 [Further Agreement]	62
7.5 Conduct of Business	62
7.6 Stockholder Approval	62

Article VIII. JOINT COVENANTS	62
8.1 HSR Act and Foreign Antitrust Approvals	62
8.2 Support of Transaction	63
8.3 Escrow Agreement	64
8.4 Employment Matters	64
8.5 Further Assurances	65
8.6 Tax Matters	65
Article IX. CONDITIONS TO OBLIGATIONS	67
9.1 Conditions to the Obligations of Buyer, Merger Sub and the Company	67
9.2 Conditions to the Obligations of Buyer and Merger Sub	67
9.3 Conditions to the Obligations of the Company	69
9.4 Waiver of Conditions	69
Article X. TERMINATION/EFFECTIVENESS	69
10.1 Termination	69
10.2 Effect of Termination	70
10.3 Entitlement to Damages	71
Article XI. [FURTHER AGREEMENT]	71
Article XII. HOLDER REPRESENTATIVE	72
12.1 Designation and Replacement of Holder Representative	72
12.2 Authority and Rights of the Holder Representative; Limitations on Liability	72
Article XIII. MISCELLANEOUS	73
13.1 Waiver	73
13.2 Notices	73
13.3 Assignment	75
13.4 Rights of Third Parties	75
13.5 Expenses	76
13.6 Governing Law	76
13.7 Captions; Counterparts	76
13.8 Schedules and Annexes	76
13.9 Entire Agreement	76
13.10 Amendments	76
13.11 Publicity	77
13.12 Severability	77
13.13 Jurisdiction; Waiver of Jury Trial	77
13.14 Enforcement	78
13.15 Non-Recourse	78
13.16 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	78

Annexes

Annex A – Form of Executive Support Agreement

Annex B – Form of Sponsor Support Agreement

Annex C – Form of Written Consent

Annex D – Form of Certificate of Merger

Annex E – Form of Certificate of Incorporation

Annex F – Form of Letter of Transmittal

Annex G – Form of Allocation Schedule

Annex H – Form of Escrow Agreement

Annex I – Supreme US Call Option Purchase Agreement

Schedules

Schedule A – Sample Calculation of Net Working Capital

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 8, 2020, is entered into by and among V.F. Corporation, a Pennsylvania corporation (“Buyer”), New Ross Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), Supreme Holdings, Inc., a Delaware corporation (the “Company”), and TC Group VI, L.P., a Delaware limited partnership, solely in its capacity as the initial Holder Representative hereunder. Buyer, Merger Sub, the Company and, as applicable, the Holder Representative are sometimes referred to in this Agreement as a “party” and collectively as the “parties”.

RECITALS

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub and the Company have unanimously approved and declared advisable this Agreement, the Merger (defined below) and the other transactions contemplated hereby upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (defined below);

WHEREAS, the respective Boards of Directors of Buyer and the Company have unanimously determined that this Agreement, the Merger (defined below) and the other transactions contemplated hereby are in furtherance of and consistent with their respective business strategies and are fair to, and in the best interest of, their respective stockholders;

WHEREAS, the Board of Directors of the Company has recommended that its stockholders adopt and approve this Agreement, the Merger and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer and Merger Sub to enter into this Agreement, certain individuals listed on Schedule 1.1(a) have each entered into, or are each entering into, an executive rollover, support and restrictive covenant agreement, in each case, in substantially the form attached hereto as Annex A (the “Executive Support Agreements”);

WHEREAS, concurrently with, or immediately following, the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Buyer and Merger Sub to enter into this Agreement, The Carlyle Group, Goode Partners Consumer Fund II, L.P., Goode Supreme Holdings Co-Invest LLC and 522 Fifth Avenue Fund, L.P. are executing and delivering (i) a Support Agreement, in the form attached hereto as Annex B (each, a “Sponsor Support Agreement” and, together with the Executive Support Agreements, the “Support Agreements”) and (ii) a Written Consent, in the form attached hereto as Annex C (each, a “Written Consent”); and

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Holder Representative shall serve as a representative of the Pre-Closing Holders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Merger Sub and the Company agree as follows:

Article I.
CERTAIN DEFINITIONS

1.1               Definitions. As used herein, the following terms shall have the following meanings:

“2017 Closing” means the Closing (as that term is defined in the Charter).

“280G Stockholder Approval Requirements” has the meaning specified in Section 6.8.

“AAA” has the meaning specified in Section 3.6(b).

“Access Limitations” has the meaning specified in Section 6.2.

“Accrued Income Taxes” means an amount (which may not be less than zero) equal to the accrued but unpaid Income Tax liabilities of the Company and its Subsidiaries for any Pre-Closing Tax Period for which as of the Measurement Time an originally filed Tax Return either (i) has not yet become due and has not yet been filed or (ii) has been filed and reflects Income Tax liabilities shown as due that have not been paid in full to the relevant taxing authority, determined in each case (a) by including the Transaction Tax Deductions and assuming such deductions are allocable to the Pre-Closing Tax Period to the maximum extent permitted by Law, (b) by excluding any liabilities for accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Income Tax positions, (c) by excluding any Income Taxes attributable to any action taken by Buyer or any of its Affiliates (including the Company and its Subsidiaries) after the Closing on the Closing Date outside the ordinary course of business or in violation of Section 8.6, (d) in accordance with the past practices (including reporting positions, elections and accounting methods) of the Company and its Subsidiaries, (e) by excluding any deferred Income Tax assets and liabilities, (f) taking into account any estimated Income Tax payments and overpayments of Income Taxes with respect to any Pre-Closing Tax Period as reductions in the amount of unpaid Income Tax liabilities, (g) by including the sum of the present value of each installment payment due after the Closing Date in respect of any Income Taxes deferred under Section 965 of the Code (and any similar or corresponding provision of state or local law) providing for a “transition tax” that requires a U.S. shareholder of a “foreign corporation” to include in income its share of the foreign corporation’s “deferred foreign income” (or similar amount), using a discount rate of 3%, compounded annually, (h) by assuming the Company will make the election described in Section 8.6(h) and (i) in the case of a Straddle Period, in accordance Section 8.6(b).

“Action” means any claim, counterclaim, action, suit, litigation, assessment, arbitration, or proceeding whether public or private, and whether civil, criminal or administrative or appellate, in each case, brought, conducted or heard by or before (or in the case of threatened Actions, that would be brought, conducted or heard by or before) any Governmental Authority or arbitrator or arbitration panel.

“Adjustment Amount” has the meaning specified in Section 3.6(c).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Company and its Subsidiaries.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Section 3.5.

“Anti-Corruption Laws” has the meaning specified in Section 4.25(a).

“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.

“Applicable Amount” means, with respect to any payment required to be made to the Pre-Closing Holders pursuant to this Agreement, an amount in respect of a Company Share or Vested Option, as applicable, equal to:

(i)                 if such Company Share is a Preferred Share, (A) the Preferred Distribution Percentage, multiplied by the amount of such payment, divided by (B) the aggregate number of Preferred Shares outstanding as of immediately prior to the Effective Time;

(ii)               if such Company Share is, or if such Vested Option is exercisable for, a Class B Share or a Class C Share, (A) the Class B/C Distribution Percentage, multiplied by the amount of such payment, divided by (B) (I) the aggregate number of Class B Shares and Class C Shares outstanding as of immediately prior to the Effective Time, plus (II) the number of Class C Shares issuable upon exercise of all Vested Class C Options; and

(iii)             if such Company Share is, or if such Vested Option is exercisable for, a Class A Share or a Class D Share, (A) the Class A/D Distribution Percentage, multiplied by the amount of such payment, divided by (B) (I) the aggregate number of Class A Shares and Class D Shares outstanding as of immediately prior to the Effective Time, plus (II) the number of Class D Shares issuable upon exercise of all Vested Class D Options.

“Appraisal Demand” has the meaning specified in Section 3.9.

“Approving Stockholders” means holders of Common Shares and Preferred Shares (on an as-converted basis in accordance with the Charter), voting together as a single class and collectively holding at least a majority of the issued and outstanding shares of Common Shares and Preferred Shares (on an as-converted basis in accordance with the Charter) on the record date chosen for purposes of determining the stockholders entitled to vote on the approval of this Agreement, the Merger and the transactions contemplated hereby.

“Audited Financial Statements” has the meaning specified in Section 4.8.

“Auditor” has the meaning specified in Section 3.6(b).

“Balance Sheet Date” has the meaning specified in Section 4.23.

“Burdensome Condition” has the meaning specified in Section 8.1(c).

“Business” means the operations, activities and businesses conducted by the Company and its Subsidiaries prior to the Closing, including the designing, producing, manufacturing, licensing, distributing and selling of apparel, accessories, footwear, luxury goods and other consumer products together with any expansions of such business thereafter, including, for avoidance of doubt, following the Closing, any sale or licensing of any goods, products or services under the Supreme name or brand (or under any name or brand that includes the Supreme name or brand or the word “supreme”, including the sale of or licensing of products under any other name or brand appearing in combination with Supreme name or brand or the word “supreme”) by Buyer or its Affiliates (including, following the Closing, the Company and its Subsidiaries) or licensing of the Supreme name or brand (or any name or brand that includes the Supreme name or brand or the word “supreme”, including any other name or brand appearing in combination with Supreme name or brand or the word “supreme”) by Buyer or its Affiliates (including, following the Closing, the Company and its Subsidiaries).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning specified in the preamble hereto.

“Buyer 401(k) Plan” has the meaning specified in Section 8.4(d).

“Buyer Arrangements” has the meaning specified in Section 6.8.

“Buyer Indemnified Parties” has the meaning specified on Schedule XI.

“Buyer Cure Period” has the meaning specified in Section 10.1(c).

“Cancelled Shares” has the meaning specified in Section 3.1(b).

“CapEx Budget” has the meaning specified in Section 6.1.

“Cash” of any Person as of any date means, without duplication, the amount (expressed in United States dollars) of cash and cash equivalents, marketable securities (but, in the case of marketable securities, only short-term, highly liquid investments that are readily convertible to known amounts of cash and are so near their maturity that they present insignificant risk of changes in value because of changes in interest rates), bank and other deposits and certificates of deposit (with maturities of 90 days or less from the date of purchase) of such Person and its Subsidiaries as of such date, determined on a consolidated basis in accordance with Section 3.6(a), provided that to the extent any amount required to calculate Cash on the relevant calculation date is denominated in a currency other than U.S. dollars, such amount shall be translated into U.S. dollars using the exchange rate applicable to obligations payable in the relevant foreign currency published by Bloomberg, based on the values at the close of business in London on the applicable calculation date. Cash shall be calculated net of (x) outstanding checks and wires in transit that have been issued or initiated by the Company or any of its Subsidiaries but have not yet cleared and shall include any wires in transit and checks available for deposit for the account of the Company or any of its Subsidiaries, (y) Restricted Cash and (z) in the case of Cash held by any Subsidiary of the Company that is organized outside the United States in excess of the amounts set forth on Schedule 1.1(b), all Taxes, including withholding Taxes, that would be incurred by the Company and its Subsidiaries in connection with the distribution of such Cash to the Company

(through any intervening Subsidiaries in the chain of ownership) as a dividend or other distribution on shares (i) in the case of any Subsidiary of the Company that is organized in Japan, on the day immediately after the date that is six months after the Closing Date determined based on the assumption that Buyer is a corporation that satisfies the conditions described in clause (i) of subparagraph (c) of paragraph 1 of Article 22 of the Japan-US income tax treaty and (ii) in the case of any other Subsidiary of the Company that is organized outside of the United States, on the day immediately after the Closing Date.

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Certificates” has the meaning specified in Section 3.4(a).

“Charter” means that certain Second Amended and Restated Certificate of Incorporation of the Company, dated as of June 29, 2017.

“Class A Shares” means, collectively, shares of Class A Common Stock, par value $0.001, of the Company.

“Class A/D Distribution Percentage” means the percentage equal to one hundred percent (100%) minus the Preferred Distribution Percentage minus the Class B/C Distribution Percentage.

“Class B Shares” means, collectively, shares of Class B Common Stock, par value $0.001, of the Company.

“Class B/C Distribution Percentage” means the percentage determined by dividing (i)(A) the aggregate number of Class B Shares and Class C Shares outstanding as of immediately prior to the Effective Time, plus (B) the number of Legacy Options outstanding immediately after the 2017 Closing (including, for the avoidance of doubt, any Legacy Options forfeited after the 2017 Closing and on or before the Closing Date), minus (C) the number of Legacy Options exercised after the 2017 Closing and on or before the Closing Date, by (ii) the amount equal to (A) the number of Common Shares outstanding as of immediately prior to the Effective Time, plus (B) the aggregate number of Class A Shares issuable upon conversion of the aggregate number of Preferred Shares outstanding as of immediately prior to the Effective Time, plus (C) the number of Legacy Options outstanding immediately after the 2017 Closing (including, for the avoidance of doubt, any Legacy Options forfeited after the 2017 Closing and on or before the Closing Date), minus (D) the number of Legacy Options (or portion thereof) exercised after the 2017 Closing and on or before the Closing Date, plus (E) the number of Class D Shares issuable upon exercise of all Vested Class D Options.

“Class C Shares” means, collectively, shares of Class C Common Stock, par value $0.001, of the Company.

“Class D Shares” means, collectively, shares of Class D Common Stock, par value $0.001, of the Company.

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 3.6(a).

“Closing Date Funded Debt” has the meaning specified in Section 3.6(a).

“Closing Date Net Working Capital” has the meaning specified in Section 3.6(a).

“Closing Per Company Share Consideration” has the meaning specified in Section 3.1(f)(i).

“Closing Statements” has the meaning specified in Section 3.6(a).

“Closing Transaction Expenses” has the meaning specified in Section 3.6(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any rules or regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers, other than any national-level agreement in France.

“Common Shares” means, collectively, the Class A Shares, the Class B Shares, the Class C Shares and the Class D Shares.

“Company” has the meaning specified in the preamble hereto.

“Company 401(k) Plan” has the meaning specified in Section 8.4(d).

“Company Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, Contract, arrangement, program or policy or (iii) other plan, Contract, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written, (x) that is sponsored, maintained, administered, contributed to or entered into by the Company, any of its Subsidiaries or any of their respective Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company has any direct or indirect liability. For the avoidance of doubt, a Collective Bargaining Agreement shall constitute an agreement for purposes of clauses (ii) and (iii).

“Company Cure Period” has the meaning specified in Section 10.1(b).

“Company Employee” means an employee of the Company or any of its Subsidiaries.

“Company Fundamental Representations” means each of the representations and warranties in Sections 4.1, 4.2, 4.3, 4.6, 4.7 and 4.16.

“Company Option Plans” means, collectively, the Company’s 2017 Equity Incentive Plan and the Company’s 2014 Stock Option Plan.

“Company Shares” means, collectively, the Common Shares and Preferred Shares.

“Confidentiality Agreement” has the meaning specified in Section 13.9.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contingent Out of the Money Option” has the meaning specified in Section 3.1(a).

“Contingent Payment Acceleration Amount” has the meaning specified on Schedule 1.1.

“Contingent Payment Amount” has the meaning specified on Schedule 1.1.

“Continuing Employees” has the meaning specified in Section 8.4(a).

“Contracts” means any written or oral binding contracts, agreements, subcontracts, leases, subleases, licenses, sublicenses, purchase orders, indentures, promissory notes, bonds, instruments, or any other binding commitments or agreements of any nature.

“Deficit Amount” has the meaning specified in Section 3.6(d).

“Designated Person” has the meaning specified in Section 13.16(a).

“Determination Date” has the meaning specified in Section 3.6(b).

“DGCL” has the meaning specified in Section 2.1(a).

“Dispute Notice” has the meaning specified in Section 3.6(b).

“Disputed Items” has the meaning specified in Section 3.6(b).

“Dissenting Share” has the meaning specified in Section 3.1(c).

“Dissenting Stockholders” has the meaning specified in Section 3.1(c).

“Effective Time” has the meaning specified in Section 2.3.

“Enterprise Value” has the meaning specified in Section 3.1(e).

“Environmental Laws” means any and all applicable Laws relating to human health and safety (as it relates to exposure to Hazardous Materials), pollution, the protection of the environment, or the Release, generation, management, use, treatment, storage, transportation, remediation, sale or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would (as of any relevant time) be treated as a single employer under Section 414 of the Code.

“Escrow Amount” means an amount equal to the sum of the First Escrow Amount, the Second Escrow Amount and the Third Escrow Amount.

“Escrow Agent” has the meaning specified in Section 3.4(b).

“Escrow Agreement” has the meaning specified in Section 8.3.

“Escrow Applicable Amount” means with respect to any Company Share or Vested Option, the sum of the First Escrow Applicable Amount for such Company Share or Vested Option, the Second Escrow Applicable Amount for such Company Share or Vested Option and the Third Escrow Applicable Amount for such Company Share or Vested Option.

“Escrow Funding Amount” means an amount equal to the aggregate of all First Escrow Applicable Amounts of all Company Shares and Vested Options, all Second Escrow Applicable Amounts of all Company Shares and Vested Options and Third Escrow Applicable Amounts of all Company Shares and Vested Options.

“Escrow Funds” means, at any given time after Closing, the funds remaining in the one or more accounts in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including any amount of interest actually earned.

“Estimated Closing Date Cash” has the meaning specified in Section 3.5(a)(i)(D).

“Estimated Closing Date Funded Debt” has the meaning specified in Section 3.5.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.5.

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (i) Estimated Closing Date Net Working Capital, minus (ii) $25,000,000.

“Estimated Transaction Expenses” has the meaning specified in Section 3.5(a)(i)(C).

“Excluded Arrangements” means (a) any Company Benefit Plans and any employment, severance or other similar arrangements with any Service Provider, director or manager of the Company or its Subsidiaries, (b) compensation for services performed by any such Service Provider, director or manager and amounts reimbursable for routine travel and other business expenses in the ordinary course of business, (c) this Agreement or any other Transaction Agreement and (d) those Contracts listed on Section 6.3 of the Schedules.

“Executive Support Agreements” has the meaning specified in the Recitals.

“Existing Representation” has the meaning specified in Section 13.16(a).

“Export Control Laws” has the meaning specified in Section 4.25(e).

“Financial Statements” has the meaning specified in Section 4.8.

“First Escrow Account” has the meaning specified in Section 3.4(b)(i).

“First Escrow Amount” has the meaning specified on Schedule 1.1.

“First Escrow Applicable Amount” means with respect to any Company Share or Vested Option:

(i)                 if such Company Share is a Preferred Share, (A) the Preferred Distribution Percentage multiplied by the First Escrow Amount, divided by (B) the aggregate number of Preferred Shares outstanding as of immediately prior to the Effective Time;

(ii)               if such Company Share is, or such Vested Option is exercisable for, a Class B Share or a Class C Share, (A) the Class B/C Distribution Percentage, multiplied by the First Escrow Amount, divided by (B) (I) the aggregate number of Class B Shares and Class C Shares outstanding as of immediately prior to the Effective Time, plus (II) the number of Class C Shares issuable upon exercise of all Vested Class C Options; and

(iii)             if such Company Share is, or such Vested Option is exercisable for, a Class A Share or a Class D Share, (A) the Class A/D Distribution Percentage, multiplied by the First Escrow Amount, divided by (B) (I) the aggregate number of Class A Shares and Class D Shares outstanding as of immediately prior to the Effective Time, plus (II) the number of Class D Shares issuable upon exercise of all Vested Class D Options.

“First Escrow Funding Amount” means an amount equal to the aggregate of all First Escrow Applicable Amounts of all Company Shares and Vested Options.

“Funded Debt” of any Person as of any date means (i) the outstanding principal amount of all indebtedness of such Person and its Subsidiaries for borrowed money, together with accrued and unpaid interest thereon and any related expenses, redemption premium, prepayment penalty, call premiums, make-whole payments or similar fees, costs, penalties, commitments and reimbursements and payments payable on the Closing Date or in connection with the Closing with respect to such indebtedness, (ii) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person and its Subsidiaries required by GAAP to be reflected as indebtedness on a consolidated balance sheet of such Person and its Subsidiaries as of such date, in each case, prepared in accordance with Section 3.6(a); provided that the amount of such capitalized lease obligations shall be calculated without the effect of Accounting Standard Codification 842, (iv) all letters of credit, to the extent drawn, (v) all obligations of such Person and its Subsidiaries under conditional sale or other title retention agreements relating to any property purchased by such Person, (vi) all obligations of such Person issued or assumed as the deferred purchase price of property or services, including earn-outs, payments with respect to transaction tax deductions, seller notes, promissory notes or similar contingent payment obligations (other than trade accounts arising in the ordinary course of business), (vii) net payment obligations under any interest rate, currency or commodity derivatives hedging Contracts, (viii) all unfunded pension or retirement obligations or other pension or retirement obligations of such Person to the extent that liabilities thereunder exceed the assets relating thereto (excluding any defined contribution retirement plans) (for the avoidance of doubt, including any such obligations with respect to current or former Service Providers outside the United States), (ix) Accrued Income Taxes, (x) Taxes which would otherwise have been required to be paid in a Pre-Closing Tax Period but the payment of which was deferred pursuant to Section 2302 of the CARES Act or any similar provision of state, local or non-U.S. Tax law, (xi) any unpaid amounts payable under the Consulting Services Agreement, dated June 30, 2017, by and between the Company and Carlyle Investment Management L.L.C. and the Advisory Agreement, dated June 30, 2014, between the Company and Goode Partners LLC (to the extent not included in Transaction Expenses), (xii) declared dividends to the extent unpaid and any accrued withholding Taxes with respect to dividends, (xiii) the items set forth on Schedule 1.1(c) and (xiv) guarantees of obligations of another Person of the type described in the foregoing clauses (i) through (xiii), in each case, determined on a consolidated basis in accordance with Section 3.6(a); provided, however, that Funded Debt shall not include (w) the amount equal to (A) the amount of capitalized lease obligations of the Company and its Subsidiaries calculated pursuant to the foregoing clause (iii) without giving effect to the proviso therein minus (B) the amount of capitalized lease obligations of the Company and its Subsidiaries calculated pursuant to the foregoing clause (iii) giving effect to the proviso therein, (x) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit, (y) any liabilities related to inter-company debt between the Company and one or more of its Subsidiaries and (z) any redemption premium, prepayment penalty or similar payment with respect to leases included in the Funded Debt to the extent such leases are not required by their terms to be repaid in full at the Effective Time (clauses (w) through (z) collectively, the “Funded Debt Exclusions”).

“Funded Debt Exclusions” has the meaning specified in the definition of “Funded Debt”.

“GAAP” means United States generally accepted accounting principles as in effect on the applicable date.

“Government Official” means (i) any public or elected official, officer, employee (regardless of rank), or person acting on behalf of a Governmental Authority, state-owned or state-controlled company, public international organization, political party or entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions or has its key officers and directors appointed by a Governmental Authority and (ii) any party official or candidate for political office or any person acting on behalf of such party official or candidate for political office, including issuers of Permits, airport authorities, state-owned factories or other businesses, customs, immigration or tax officials, or ministers or representatives of Governmental Authorities.

“Governmental Authority” means any transnational, domestic or foreign, federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court or tribunal, including any political subdivision thereof.

“Governmental Order” means any order, decision, ruling, decree, judgment, injunction, decree, writ, stipulation, determination, verdict or award, in each case, entered, issued, made or rendered by or with any Governmental Authority or arbitrator.

“Hazardous Material” means any pollutant, contaminant, asbestos, substance, material, waste or chemical, toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, including, any substances, wastes or materials that are listed, classified or regulated by a Governmental Authority as a “toxic substance”, “hazardous substance” or “hazardous material” or words of similar meaning and regulatory effect.

“Holder Damages” has the meaning specified in Section 10.3(a).

“Holder Rep Fund Account” has the meaning specified in Section 3.4(b)(ii).

“Holder Rep Fund Amount” means an amount equal to $3,000,000.

“Holder Representative” has the meaning specified in Section 12.1.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax that is, in whole or in part, based on or measured by net income or gains, and any similar Tax.

“Indemnification Obligation” has the meaning specified in Section 7.1(c).

“Indemnified Party” has the meaning specified on Schedule XI.

“Indemnified Persons” has the meaning specified in Section 7.1(c).

“Indemnifying Party” has the meaning specified on Schedule XI.

“Information Statement” has the meaning specified in Section 6.4.

“Insurance Policies” has the meaning specified in Section 4.17.

“Intellectual Property” means, collectively, any and all intellectual property or similar proprietary rights throughout the world, including any and all of the following: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), designs, patents and patent applications, including any and all improvements thereto and any and all reissues, reexaminations, divisions, continuations, continuations-in-part and extensions thereof; (ii) registered and unregistered trademarks, service marks, trade dress, logos and trade names, pending trademark and service mark registration applications, intent-to-use registrations or similar reservations of marks, any other indications of source or origin, and any and all goodwill associated with any of the foregoing (collectively, “Trademarks”); (iii) works of authorship, copyrightable works, registered and unregistered copyrights, and applications for registration of copyright, and any and all renewals of any of the foregoing and moral rights associated with any of the foregoing; (iv) World Wide Web addresses, internet domain names social media accounts and other online identifiers (e.g., on Twitter, Facebook, Instagram, LinkedIn or YouTube), and any applications and registrations for any of the foregoing (collectively, “Internet Properties”); (v) trade secrets, know-how, confidential business information (including methods, formulas, compositions, processes, techniques, designs, drawings, specifications, marketing plans, customer and supplier lists and pricing and cost information) (collectively, “Trade Secrets”); (vi) rights in computer software, databases and data; (vii) publicity and privacy rights; (viii) copies and tangible embodiments of any of the foregoing (in whatever form or medium); and (ix) the right to sue or recover and retain damages and costs (including attorney’s fees) for the past, present or future infringement, misappropriation or other violation thereof.

“Interim Financial Statements” has the meaning specified in Section 4.8.

“International Plan” means any Company Benefit Plan that is not a U.S. Plan.

“Internet Properties” has the meaning specified in the definition of “Intellectual Property.”

“IRS” means the Internal Revenue Service.

“IT Assets” means any and all computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and any and all other information technology equipment (including laptops and mobile devices), in each case owned by, licensed or leased to, or purported by the Company or any of its Subsidiaries to be owned by or licensed or leased to the Company or any of its Subsidiaries.

“Japan Subsidiary” means Supreme Japan Co., Ltd. (f/k/a KMD Inc.), a kabushiki kaisha organized under the laws of Japan.

“Japan Subsidiary Call Option Securities” means the equity securities of the Japan Subsidiary not already owned by the Company or a wholly-owned Subsidiary of the Company.

“Japan Selling Stockholder” has the meaning specified on Schedule 1.1.

“Key Employee” has the meaning specified on Schedule 1.1.

“Law” means any transnational, domestic, foreign, federal, state, national or local law (statutory, common or otherwise), constitution, ordinance, rule, regulation or Governmental Order, in each case, enacted, adopted, promulgated or applied by any Governmental Authority.

“Leased Real Property” means all real property leased by the Company or any of its Subsidiaries.

“Legacy Options” has the meaning specified in the Charter.

“Letter of Transmittal” has the meaning specified in Section 3.4(a)(i).

“Liability” means any direct or indirect debts, liabilities, legally binding commitment or obligations of any nature (including any obligation to pay a fee, penalty or claim), asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unaltered, liquidated or unliquidated, determined or determinable, known or unknown, and whether due or to become due, including those arising under any Contract, applicable Law or Governmental Order.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries has obtained, or purported to have obtained, a right to use or covenant not to sue.

“Lien” means any lien, mortgage, deed of trust, pledge, license, hypothecation, encumbrance, option, right of first refusal, restrictive covenant, charge, adverse right claim or other security interest or similar restriction (including any restriction on the right to vote, sell or dispose or transfer the same, in each case, other than Liens arising under applicable federal and state securities laws).

“Majority Holders” has the meaning specified in Section 12.1.

“Material Adverse Effect” means, (i) with respect to the Company, any event, change, occurrence, circumstance, development or effect (“Effect”) that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (y) does, or would reasonably be expected to, prevent, impair or materially delay the ability of the Company to perform its obligations under, or to consummate the transactions contemplated by this Agreement; provided, however, in no event shall any of the following or any Effect resulting from any of the following be deemed to constitute or be taken into account in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” under the foregoing clause (x) to the extent resulting from: (A) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (B) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which the Company or any of its Subsidiaries operates or the economy as a whole, including any change in commodity prices, (D) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including losses or threatened losses of employees, customers, vendors, distributors or others having relationships with the Company or any of its Subsidiaries (it being understood and agreed that this clause (D) shall not apply the term “Material Adverse Effect” as used in any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the announcement, execution, pendency or consummation of this Agreement, or the consummation of the Merger), (E) any action taken or not taken at the written request of Buyer or Merger Sub or as expressly required by this Agreement, (F) any natural disaster, (G) any public health event, pandemic, epidemic or disease outbreak, in each case, including any worsening thereof, (H) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, (I) any failure of the Company or its Subsidiaries to meet any projections or forecasts, provided that this clause (I) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in or contributed to a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), or (J) the fact that the prospective owner of the Company or any of its Subsidiaries is Buyer or any Affiliate of Buyer; except, in the case of clauses (A), (B), (C), (F) and (H) above, to the extent that any such change, condition, event or effect has a disproportionate and adverse effect on the business of the Company and its Subsidiaries relative to other businesses in the industries in which the Company and its Subsidiaries operate and (ii) with respect to Buyer or Merger Sub, a material adverse effect on the ability of Buyer or Merger Sub, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Material Contract” has the meaning specified in Section 4.12(a)(xx).

“Material Counterparty” has the meaning specified in Section 4.26.

“Measurement Time” has the meaning specified in Section 3.5.

“Merger” has the meaning specified in Section 2.1(a).

“Merger Consent” means the affirmative vote or consent of holders of at least a majority of the Common Shares and the Preferred Shares (on an as-converted basis in accordance with the Charter), voting together as a single class on the record date chosen for purposes of determining the stockholders of the Company entitled to vote on the approval of this Agreement, the Merger and the transactions contemplated hereby, in accordance with the DGCL and the Company’s Organizational Documents.

“Merger Consideration” has the meaning specified in Section 3.1(e).

“Merger Sub” has the meaning specified in the preamble hereto.

“Multiemployer Plan” has the meaning specified in Section 4.13(d).

“Net Working Capital” as of any date means (without duplication) (i) the consolidated current assets of the Company and its Subsidiaries as of such date (excluding (A) Cash, (B) current Income Tax assets and (C) deferred tax assets), minus (ii) the consolidated current liabilities of the Company and its Subsidiaries as of such date (excluding (A) Transaction Expenses, (B) Funded Debt, (C) Funded Debt Exclusions, (D) deferred rent liabilities, (E) current Income Tax liabilities, (F) deferred Tax liabilities and Transfer Taxes and (G) deferred financing costs), in each case, as calculated in accordance with Section 3.6(a) and the illustrative calculation of Net Working Capital as of September 30, 2020 set forth on Schedule A hereto.

“Option” means each option to purchase Class C Shares or Class D Shares, as applicable.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.

“Other Indemnitors” has the meaning specified in Section 7.1(c).

“Out of the Money Option” has the meaning specified in Section 3.1(a).

“Outstanding Legacy Option” means each Option to purchase Class C Shares that is unexercised and outstanding immediately prior to the Effective Time.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including the Intellectual Property set forth on Section 4.21(a) of the Disclosure Schedule.

“Paying Agent” has the meaning specified in Section 3.4(c).

“Payoff Letter” means customary payoff letters reasonably acceptable to Buyer with respect to Funded Debt of the Company or any of its Subsidiaries of the type identified in item (i) of the definition of Funded Debt, which payoff letters shall set forth the aggregate amount of such Funded Debt arising under or owing or payable thereunder and in connection therewith on the Closing Date, and provide that actions necessary for the release of all Liens relating to such Funded Debt be taken following satisfaction of the terms contained in such payoff letters.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning specified in Section 4.18.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record or (B) individually or in the aggregate do not materially interfere with the present uses of such real property, and would not reasonably be expected to, materially detract from the value of any of the rights or assets of the business of the Company or any of its Subsidiaries, and are not incurred in connection with the borrowing of money, (iv) to the extent terminated in connection with the payment of Funded Debt at the Closing pursuant to Section 3.4(b)(iii), Liens securing payment, or any other obligations, of the Company or its Subsidiaries with respect to such Funded Debt, (v) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money which, individually or in the aggregate, do not materially interfere with the present operations of the Company and do not, and would not reasonably be expected to, materially detract from the value of any of the rights or assets of the business of the Company or any of its Subsidiaries, and (vi) Liens described on Schedule 1.1(d).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, organization,

governmental agency or instrumentality or other entity of any kind, including any Governmental Authority.

“Personal Data” means any and all information or data that, alone or in combination with other information held or accessible by the Company or any of its Subsidiaries, identifies, or could reasonably be used to identify, contact or locate, a Person, household or specific device, or that is otherwise identifiable with a Person, household or specific device, including any and all (i) personal identifiers, such as names, addresses, telephone numbers and dates of birth, (ii) identification numbers, such as social security numbers, driver’s license numbers, tax identification numbers and passport numbers, (iii) online identifiers, email addresses, social media handles, Internet or software-based usernames, Internet Protocol addresses and device identifiers, (iv) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information and insurance policy numbers, (v) demographic information, including information relating to an individual’s race, gender, age, ethnicity, religion, philosophy, political affiliation or sexual orientation, (vi) biometric data, such as fingerprint, retina or iris images, voice prints, signatures and other unique physical representations or characteristics and (vii) individual medical or health information, including protected health information governed by the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder. “Personal Data” also has the meaning ascribed to any similar term under applicable Law (e.g., “personally identifiable information,” “personal information,” and “PII”).

“Post-Closing Matters” has the meaning specified in Section 13.16(a).

“Post-Closing Representation” has the meaning specified in Section 13.16(a).

“Pre-Closing Designated Persons” has the meaning specified in Section 13.16(b).

“Pre-Closing Holders” means all Persons who hold one or more Company Shares or Vested Options immediately prior to the Effective Time.

“Pre-Closing Privileges” has the meaning specified in Section 13.16(b).

“Pre-Closing Statement” has the meaning specified in Section 3.5.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Preferred Distribution Percentage” means the percentage determined by dividing (i) the aggregate number of Class A Shares issuable upon conversion of the aggregate number of Preferred Shares outstanding as of immediately prior to the Effective Time by (ii) the amount equal to (A) the number of Common Shares outstanding as of immediately prior to the Effective Time, plus (B) the aggregate number of Class A Shares issuable upon conversion of the aggregate number of Preferred Shares outstanding as of immediately prior to the Effective Time, plus (C) the number of Legacy Options outstanding immediately after the 2017 Closing (including, for the avoidance of doubt, any Legacy Options forfeited after the 2017 Closing and on or before the Closing Date), minus (D) the number of Legacy Options (or portion thereof) exercised after the 2017 Closing and on or before the Closing Date, plus (E) the number of Class D Shares issuable upon exercise of all Vested Class D Options.

“Preferred Shares” means, collectively, shares of Series A Participating Preferred Stock, par value $0.001, of the Company.

“Prior Company Counsel” has the meaning specified in Section 13.16(a).

“Privacy and Security Laws and Requirements” means any and all applicable (i) policies and procedures established by the Company or any of its Subsidiaries, (ii) Laws and (iii) contractual provisions, in each case, throughout the world relating to the privacy, protection, security, collection, storage, use or processing of Personal Data, including, as applicable, the General Data Protection Regulation, the California Consumer Privacy Act, Security Incident notification Laws, Laws concerning Internet Property or mobile application requirements and practices, and data security Laws.

“Privileged Materials” has the meaning specified in Section 13.16(c).

“Reference Balance Sheet” has the meaning specified in Section 3.6(a).

“Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Related Party” has the meaning specified in Section 4.24(d).

“Related Party Contract” has the meaning specified in Section 4.24.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Material into the environment including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water or ground water.

“Remedies Exception” has the meaning specified in Section 4.3.

“Required Approvals” has the meaning specified in Section 9.1(a).

“Restricted Cash” means (i) restricted cash or cash equivalents (including escrow deposits), as determined in accordance with GAAP, and (ii) security deposits, in each case held by the Company or any of its Subsidiaries or a third party on behalf of the Company or any of its Subsidiaries.

“Sanctions” has the meaning specified in Section 4.25(d).

“Schedules” has the meaning specified in the first sentence of Article IV.

“Second Escrow Account” has the meaning specified in Section 3.4(b)(i).

“Second Escrow Amount” has the meaning specified on Schedule 1.1.

“Second Escrow Applicable Amount” means with respect to any Company Share or Vested Option:

(i)                 if such Company Share is a Preferred Share, (A) the Preferred Distribution Percentage multiplied by the Second Escrow Amount, divided by (B) the aggregate number of Preferred Shares outstanding as of immediately prior to the Effective Time;

(ii)               if such Company Share is, or such Vested Option is exercisable for, a Class B Share or a Class C Share, (A) the Class B/C Distribution Percentage, multiplied by the Second Escrow Amount, divided by (B) (I) the aggregate number of Class B Shares and Class C Shares outstanding as of immediately prior to the Effective Time, plus (II) the number of Class C Shares issuable upon exercise of all Vested Class C Options; and

(iii)             if such Company Share is, or such Vested Option is exercisable for, a Class A Share or a Class D Share, (A) the Class A/D Distribution Percentage, multiplied by the Second Escrow Amount, divided by (B) (I) the aggregate number of Class A Shares and Class D Shares outstanding as of immediately prior to the Effective Time, plus (II) the number of Class D Shares issuable upon exercise of all Vested Class D Options.

“Second Escrow Funding Amount” means an amount equal to the aggregate of all Second Escrow Applicable Amounts of all Company Shares and Vested Options.

“Security Incident” has the meaning specified in Section 4.21(j).

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Specified Pre-Closing Tax Refund” has the meaning specified on Schedule 8.6(e).

“Specified Taxes” has the meaning specified on Schedule 1.1.

“Straddle Period” means any taxable period that begins on or before, and ends after, the Closing Date.

“Subject Payment” has the meaning specified in Section 3.1(a).

“Subsidiary” means, with respect to a Person, a corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned or controlled by such Person. For the avoidance of doubt, the Japan Subsidiary is a Subsidiary hereunder.

“Support Agreement” has the meaning specified in the Recitals.

“Supreme US Call Option” means the right of the Company under Section 10.5 of the Japan Shareholders Agreement to purchase from the Japan Selling Stockholder and his affiliates all (but not less than all) shares of stock of the Japan Subsidiary (including any rights, options or warrants issued by the Japan Subsidiary to purchase such shares of stock of the Japan Subsidiary, and convertible bonds or other securities of any type whatsoever issued by the Japan Subsidiary that are, or by their express terms may become, convertible into shares of stock of the Japan Subsidiary) held by them.

“Supreme US Call Option Purchase Agreement” means that certain Call Option Purchase Agreement being entered into contemporaneously herewith by and between the Japan Selling Stockholder and Supreme Intermediate Holdings, Inc. (including any assignee of Supreme Intermediate Holdings, Inc., the “Japan Purchaser”), a wholly owned indirect Subsidiary of the Company, in the form attached as Annex I.

“Supreme US Call Option Purchase Price” means 100% of the consideration payable to the Japan Selling Stockholder by the Japan Purchaser pursuant to the Supreme US Call Option Purchase Agreement remaining unpaid at Closing (after giving effect to the payment of amounts paid by the Company and its Subsidiaries on or prior to the Closing under the Supreme US Call Option Purchase Agreement), but excluding the amounts payable under the Supreme US Call Option Purchase Agreement described in Sections 3.6(d), 3.7, 3.10(e), 3.11(d), 8.6(e), 11.2(c) and 11.6 hereof.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other tax, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, transition, registration, alternative or add-on minimum, or estimated tax or other tax of any kind whatsoever, and any interest, penalty or addition relating thereto.

“Terminating Buyer Breach” has the meaning specified in Section 10.1(c)(i).

“Terminating Company Breach” has the meaning specified in Section 10.1(b)(i).

“Termination Date” has the meaning specified in Section 10.1(b)(i).

“Termination Date Holder” has the meaning specified in Section 10.3(b).

“Third Escrow Amount” has the meaning specified on Schedule 1.1.

“Third Escrow Applicable Amount” means with respect to any Company Share or Vested Option:

(i)                 if such Company Share is a Preferred Share, (A) the Preferred Distribution Percentage multiplied by the Third Escrow Amount, divided by (B) the aggregate number of Preferred Shares outstanding as of immediately prior to the Effective Time;

(ii)               if such Company Share is, or such Vested Option is exercisable for, a Class B Share or a Class C Share, (A) the Class B/C Distribution Percentage, multiplied by the Third Escrow Amount, divided by (B) (I) the aggregate number of Class B Shares and Class C Shares outstanding as of immediately prior to the Effective Time, plus (II) the number of Class C Shares issuable upon exercise of all Vested Class C Options; and

(iii)             if such Company Share is, or such Vested Option is exercisable for, a Class A Share or a Class D Share, (A) the Class A/D Distribution Percentage, multiplied by the Third Escrow Amount, divided by (B) (I) the aggregate number of Class A Shares and Class D Shares outstanding as of immediately prior to the Effective Time, plus (II) the number of Class D Shares issuable upon exercise of all Vested Class D Options.]

“Third Escrow Funding Amount” means an amount equal to the aggregate of all Third Escrow Applicable Amounts of all Company Shares and Vested Options.

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property.”

“Trademarks” has the meaning specified in the definition of “Intellectual Property.”

“Transaction Agreements” means this Agreement, the Escrow Agreement and the Support Agreements.

“Transaction Expenses” means the aggregate amount (without duplication) of any unpaid: (i) out-of-pocket fees, costs and expenses incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (including the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby) and any other process for the sale or initial public offering of the Company and its Subsidiaries, whether billed or payable by the Company and its Subsidiaries prior to, on or after the Closing, including, in each case, payable to any attorneys, accountants, investment bankers or financial or other professional advisors of the Company or any Subsidiary, (ii) any transaction bonuses, retention bonuses, change of control, sale bonuses, severance payments or benefits (including, without limitation, severance payments in connection with the enforcement of any restrictive covenant agreement, but excluding any severance payments related to actions taken at the direction of Buyer after Closing) or similar payments payable by the Company or any of its Subsidiaries to any employees of the Company and its Subsidiaries as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement and the employer portion of any payroll taxes or similar payments due with respect to such payments, (iii) the employer portion of any payroll taxes or similar payments required in connection with the vesting, conversion, cancellation or exercise of any Options pursuant to the terms hereof or in connection with the transactions contemplated hereby, (iv) the employer portion of any payroll taxes or similar payments that are required in connection with payments made in respect of any Options pursuant to this Agreement (other than Sections 3.10(e), 3.11(d), 8.6(e) or 11.6), (v) 50% of all Transfer Taxes, (vi) 50% of all fees, costs and expenses of the Escrow Agent; (vii) 50% of the fees, costs and expenses of the procurement of the “tail policy” contemplated by Section 7.1 and (vii) the items set forth on Schedule 1.1(e); provided that Transaction Expenses shall exclude (A) costs and expenses specifically required to be paid by Buyer or its Affiliates pursuant to this Agreement, (B) costs and expenses incurred by the Company and its Subsidiaries after the Closing at the direction of Buyer or its Affiliates, (C) any amounts that constitute Funded Debt or Funded Debt Exclusions, (D) any amounts described in clause (ii) that are conditioned upon the satisfaction or occurrence of an event or condition at or following the Closing (such as a termination of employment), and (E) any amounts payable under an arrangement implemented at or following the Closing by Buyer or its Affiliates.

“Transaction Expenses Payoff Instructions” means invoices or other reasonable satisfactory documentation provided by the Company setting forth all Transaction Expenses of the type described in clause (i) of the definition thereof, including the identity of the payee, amounts owed, wire transfer instructions and any other information reasonably necessary to effect payment in full thereof.

“Transaction Tax Deductions” means all Tax deductions and other Tax benefits (regardless of whether the value of such Tax deductions and Tax benefits would otherwise be required under GAAP to be reflected on the Closing Statement) arising in connection with, and without duplication, (a) the vesting, conversion, cancellation or exercise of any Options pursuant to the terms hereof or in connection with the transactions contemplated hereby (including the employer portion of any payroll taxes or similar payments that are required in connection therewith), (b) any payments made in respect of any Options pursuant to this Agreement (including the employer portion of any payroll taxes or similar payments that are required in connection therewith), (c) any bonuses paid or payable by the Company or any of its Subsidiaries as a result of or in connection with the consummation of the transactions contemplated hereby (including the employer portion of any payroll taxes or similar payments that are required in connection therewith), (d) any fees and expenses paid or payable by the Company or any of its Subsidiaries in connection with or related to the transactions contemplated hereby, (e) any fees, expenses, premiums and penalties paid or payable with respect to the prepayment of debt and the write-off or acceleration of the amortization of deferred financing costs or other deductible payments made in connection with the repayment of Funded Debt of the Company and its Subsidiaries, in each case (i) at Closing or (ii) as otherwise contemplated by this Agreement and (f) the Transaction Expenses

(including for this purpose amounts that would be Transaction Expenses but for the fact that such amounts were paid prior to the Closing or were included as Funded Debt).

“Transfer Taxes” has the meaning specified in Section 13.5.

“Treasury Regulations” means the regulations of the Treasury Department of the United States issued pursuant to the code.

“U.S. Plan” means any Company Benefit Plan that covers Service Providers located primarily within the United States.

“Vested Class C Option” means each Outstanding Legacy Option that is vested, unexercised and outstanding immediately prior to the Effective Time, including any such Option that vests in connection with the consummation of the transactions contemplated by this Agreement.

“Vested Class D Option” means each Option to purchase Class D Shares that is vested, unexercised and outstanding immediately prior to the Effective Time, including any such Option that vests in connection with the consummation of the transactions contemplated by this Agreement.

“Vested Options” means, collectively, the Vested Class C Options and the Vested Class D Options.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, state or local law.

“Written Consent” has the meaning specified in the Recitals.

1.2           Construction.

(a)                Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” or “Annex” refer to the specified Article or Section of, or Schedule, Exhibit or Annex to, this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)                Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that with respect to any agreement or other document set forth on any Schedule, all such material amendments and other material modifications must also be set forth on such Schedule to the extent not made available to Buyer.

(c)                Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.

(d)                Unless the context of this Agreement otherwise requires, references to any Person include the successors and permitted assignees of that Person.

(e)                The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(f)                 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(g)                The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(h)                All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(i)                 Whenever this Agreement refers to sums of money, such references are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars.

(j)                 For the purposes of this Agreement, any document which is described as being “provided”, “delivered”, “furnished”, “made available” or other similar reference to Buyer shall only be treated as such if true, correct and complete copies of such documents have been put in the data room prepared by the Company for this Agreement in a location accessible to Buyer, or otherwise provided to Buyer in electronic or hard copy format, at least 12 hours prior to the date hereof. For the purpose of this Agreement, any reference to any Contract of the Company or any of its Subsidiaries shall be deemed to refer to such Contract as amended; provided, that all such amendments have been made available to Buyer.

(k)                For purposes of this Agreement, references to “ordinary course of business” shall mean ordinary course of business consistent with past practice.

(l)                 For the purposes of this Agreement, references to Sections 3.10, 3.11, 7.4, 8.6(a), 8.6(e) and Article XI refer to the sections contained within the Schedules.

1.3           Knowledge. As used herein, the phrase “to the knowledge” of any party shall mean the actual knowledge (after reasonable inquiry) of, in the case of the Company, the Persons listed on Schedule 1.3(a), and in the case of Buyer or Merger Sub, the Persons listed on Schedule 1.3(b).

Article II.
THE MERGER; CLOSING

2.1           The Merger.

(a)                Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Buyer, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company effective as of the Effective Time, with the Company being the surviving corporation (the “Merger”). The Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Merger in substantially the form of Annex D (the “Certificate of Merger”).

(b)                Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Buyer.

2.2           Effects of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, the Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all of the restrictions, debts, liabilities, disabilities and duties of each of the Constituent Corporations.

2.3           Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, N.W., Washington, DC 20004, or remotely by the exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m. (Eastern time) on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or, to the extent permissible, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions) or such other time and place as Buyer and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. Subject to the satisfaction or, to the extent permissible, waiver of all of the conditions set forth in Article IX, and provided this Agreement has not theretofore been terminated pursuant to its terms, Buyer, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.4           Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)                At the Effective Time, the certificate of incorporation of the Company shall be amended as of the Effective Time to read in its entirety in the form of the certificate of incorporation attached hereto as Annex E, and, as so amended, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided that any such amendment shall be subject to the provisions of Section 7.1.

(b)                The parties hereto shall take all actions necessary so that the bylaws of the Company in effect immediately prior to the Effective Time shall, from and after the Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that (i) in any event such amended bylaws must comply with Section 7.1 and (ii) all references to the name of Merger Sub shall be changed to refer to the name of the Company), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; provided that any such amendment shall be subject to the provisions of Section 7.1.

2.5           Directors and Officers of the Surviving Corporation.

(a)                The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)                The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Article III.
EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS

3.1           Conversion of Company Shares and Options.

(a)                As of immediately prior to the Effective Time, each Outstanding Legacy Option shall vest in full and become a Vested Class C Option. At the Effective Time, by virtue of the Merger and without any further action on the part of any Pre-Closing Holder or any other Person, each Option (or the applicable portion thereof) shall thereupon be (i) if such Option (or applicable portion thereof) is a Vested Option, canceled and converted into and become the right to receive the amounts specified in Section 3.1(f), less applicable withholding taxes and (ii) each Option (or applicable portion thereof) that is not a Vested Option shall terminate and be forfeited for no consideration. Notwithstanding anything herein to the contrary, any Option that has an exercise price per share that is greater than the portion of the Merger Consideration allocated in respect of each Company Share issuable upon exercise of such Option in accordance with the Charter as set forth on the Allocation Schedule (each, an “Out of the Money Option”) will not be considered a Vested Option and will be terminated and forfeited at the Effective Time for no consideration; provided, however, that if (i) the Contingent Payment Amount or the Contingent Payment Acceleration Amount becomes due and payable and (ii) any Out of the Money Option that was a Vested Option immediately prior to Closing would not have been an Out of the Money Option if the Merger Consideration had been increased by the Contingent Payment Amount or Contingent Payment Acceleration Amount, as applicable, that in fact became payable (any such Out of the Money Option, a “Contingent Out of the Money Option”), then, solely for purposes of Section 3.10(e) or Section 3.11(d), as applicable (and for the purpose of any payment pursuant to Section 3.6(d) or Section 8.6(e) made after payment of such Contingent Payment Amount or Contingent Payment Acceleration Amount), (a) such Contingent Out of the Money Option will be treated as being a Vested Option rather than an Out of the Money Option, (b) the Applicable Amount shall be recalculated to give effect to clause (a) of this proviso, in the manner to be set forth in the Allocation Schedule, and (c) the payment (the “Subject Payment”) of such Contingent Payment Amount or Contingent Payment Acceleration Amount, as applicable (and any payment pursuant to Section 3.6(d) or Section 8.6(e) made after payment of such Contingent Payment Amount or Contingent Payment Acceleration Amount), shall be allocated among the Pre-Closing Holders based on such recalculated Applicable Amount, treating such Contingent Out of the Money Option as being a Vested Option rather than an Out of the Money Option, in the manner to be set forth in the Allocation Schedule, provided that, in such case, no Pre-Closing Holder shall receive any portion of the Subject Payment with respect to any Company Share or Vested Option (other than a Contingent Out of the Money Option) unless and until each holder of any Contingent Out of the Money Option has received, in respect of each such Contingent Out of the Money Option, an amount equal to the amount that such holder would have received in the aggregate under Section 3.1(f) as of immediately prior to the Subject Payment if such Contingent Out of the Money Option had been treated as being a Vested Option rather than an Out of the Money Option as of the Effective

Time. Prior to the Closing, the Board of Directors of the Company shall take all actions it determines are reasonably necessary or appropriate to effect the treatment of Options as contemplated by this Section 3.1(a).

(b)                At the Effective Time, by virtue of the Merger and without any further action on the part of any Pre-Closing Holder, Buyer or Merger Sub, each Common Share and Preferred Share held by Buyer, Merger Sub or the Company in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Cancelled Shares”).

(c)                At the Effective Time, by virtue of the Merger and without any action on the part of any Pre-Closing Holder, each Common Share and Preferred Share that is issued and outstanding immediately prior to the Effective Time (other than (x) Cancelled Shares and (y) Common Shares or Preferred Shares (each, a “Dissenting Share”) held by Persons who have not voted in favor of the Merger or consented thereto in writing or object to the Merger and comply with the provisions of Section 262 of the DGCL concerning the rights of holders of Common Shares or Preferred Shares to dissent from the Merger and demand and perfect appraisal of their Common Shares or Preferred Shares (the “Dissenting Stockholders”), which Cancelled Shares and Dissenting Shares shall not constitute “Company Shares” hereunder) shall thereupon be canceled and converted into and become the right to receive the amounts specified in Section 3.1(f).

(d)                At the Effective Time, by virtue of the Merger and without any action on the part of Buyer or Merger Sub, each share of common stock, par value $0.001 per share, of Merger Sub shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation, and will constitute the only outstanding shares of capital stock of the Surviving Corporation.

(e)                Subject to the adjustments set forth in Section 3.6, the “Merger Consideration” shall consist of $2,100,000,000 in cash (“Enterprise Value”), plus (i) the Estimated Net Working Capital Adjustment Amount, less (ii) the Estimated Closing Date Funded Debt, less (iii) the Estimated Transaction Expenses, plus (iv) the Estimated Closing Date Cash, plus (v) the aggregate exercise price of all Vested Options (excluding any Out of the Money Option), minus (vi) the Supreme US Call Option Purchase Price. The Merger Consideration shall be allocated among the Pre-Closing Holders as set forth in this Section 3.1 and shall be payable in accordance with this Agreement, including Sections 3.4, 3.6 and 3.7.

(f)                 At the Effective Time, each Company Share and each Vested Option issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or any Pre-Closing Holder (other than compliance with Section 3.4(a) by the applicable holder), be converted into the right to receive:

(i)                 an amount in cash (such amount with respect to any Company Share or Vested Option, the “Closing Per Company Share Consideration”), without interest, equal to (A) the portion of the Merger Consideration allocated in respect of such Company Share (or, in the case of a Vested Option, the Company Share issuable upon exercise of such Vested Option) in accordance with the Charter (and the Company Option Plans, as applicable) as set forth on the Allocation Schedule, minus (B) the Applicable Amount (with respect to such Company Share or Vested Option) of the Holder Rep Fund Amount, minus (C) the Escrow Applicable Amount (with respect to such Company Share or Vested Option), minus (D) solely in the case of a Vested Option, the cash exercise price payable upon exercise of such Vested Option;

(ii)               the Applicable Amount (with respect to such Company Share or Vested Option) of any positive Adjustment Amount required to be paid to the Pre-Closing Holders pursuant to Section 3.6(d);

(iii)             the Applicable Amount (with respect to such Company Share or Vested Option) of any disbursement of the Escrow Funds required to be paid to the Pre-Closing Holders pursuant to Section 3.6(d) or Section 11.6, as applicable;

(iv)              the Applicable Amount (with respect to such Company Share or Vested Option) of any remaining balance in the Holder Rep Fund Account required to be paid to the Pre-Closing Holders pursuant to Section 3.7;

(v)                the Applicable Amount (with respect to such Company Share or Vested Option) of the Contingent Payment Amount (or any portion thereof) required to be paid to the Pre-Closing Holders pursuant to Section 3.10 (or Contingent Payment Acceleration Amount paid to the Pre-Closing Holders pursuant to Section 3.11(d));

(vi)              the Applicable Amount (with respect to such Company Share or Vested Option) of the Specified Pre-Closing Tax Refunds (or any portion thereof) required to be paid to the Pre-Closing Holders pursuant to Section 8.6(e); and

(vii)            the Applicable Amount (with respect to such Company Share or Vested Option) of the MSA Refund required to be paid to the Pre-Closing Holders pursuant to Section 11.2(c).

Notwithstanding the foregoing, any amounts that would otherwise be payable to any former optionholder after the fifth anniversary of the Closing Date shall not be paid if the payment of such amounts would result in any taxes or penalties under Section 409A of the Code; provided that any amounts not paid to any former optionholder as a result of this sentence shall be distributed to the other Pre-Closing Holders pro rata (not taking into account their Vested Options) based on the Company Shares held by such Pre-Closing Holders immediately prior to the Closing.

(g)                From and after the Effective Time, (i) holders of Certificates shall cease to have any rights as stockholders of the Company and (ii) the consideration paid pursuant to this Article III upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares, subject to the continuing rights of the Pre-Closing Holders under this Agreement and the Escrow Agreement. At the Effective Time, the transfer books of the Company shall be closed and no transfer of Company Shares shall be made thereafter.

3.2           Deliveries by the Company at the Closing. At or prior to the Closing, the Company shall deliver, or cause to be delivered to Buyer the following:

(a)                the Certificate of Merger, duly executed by the Company; and

(b)                the Escrow Agreement, duly executed by the Company and the Holder Representative.

3.3           Deliveries by Buyer and Merger Sub at the Closing. At or prior to the Closing, Buyer and/or Merger Sub, as applicable, shall deliver, or cause to be delivered, the following:

(a)                the payments specified in Section 3.4 in the manner and to the recipients set forth therein; and

(b)                the Escrow Agreement, duly executed by Buyer.

3.4           Payment and Exchange of Certificates.

(a)                After the Effective Time, (i) within three (3) Business Days of receipt from a Pre-Closing Holder of an outstanding certificate or certificates for Company Shares (collectively, the “Certificates”) and a duly completed and duly executed letter of transmittal, in the form attached hereto as Annex F (“Letter of Transmittal”), Buyer shall pay to such Pre-Closing Holder in exchange therefor the Closing Per Company Share Consideration with respect to each Company Share held by such Pre-Closing Holder and (ii) each Pre-Closing Holder of Vested Options shall be entitled to receive from the Surviving Corporation, and the Surviving Corporation shall pay in accordance with its customary payroll or other applicable payment practices promptly following the Effective Time, but in no event later than the first regular payroll run of the Surviving Corporation and its Subsidiaries after the Closing Date, the Closing Per Company Share Consideration with respect to each Company Share issuable upon exercise of the Vested Options held by such holder. Notwithstanding the foregoing, in the event that any Pre-Closing Holder delivers the Certificate(s) representing such Company Shares and a completed and executed Letter of Transmittal to Buyer at least one (1) Business Day prior to the Closing, Buyer shall pay the amount to which such holder is entitled in consideration therefor directly to such holder at the Closing. Pending such surrender and exchange of a Pre-Closing Holder’s Certificate(s) and a Letter of Transmittal, a holder’s Certificate(s) and any documents evidencing a holder’s Vested Options shall be deemed for all purposes to evidence such holder’s right to receive the portion of the Merger Consideration into which such Company Shares or Vested Options shall have been converted as a result of the Merger. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the related Common Share or Preferred Share is registered, it shall be a condition to such payment that the Person requesting such payment shall pay to Buyer any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such share or establish to the satisfaction of Buyer that such tax has been paid or is not payable. After the Effective Time, the transfer books of the Company shall be closed and there shall be no further registration of transfer of Common Shares or Preferred Shares. Notwithstanding the forgoing, if, between the date hereof and the Closing Date, Buyer notifies the Company in writing that Buyer desires to engage a paying agent to administer payments to be made by Buyer in respect of the Common Shares and Options pursuant to this Agreement, Buyer and the Company shall, at the cost and expense of Buyer, use their respective reasonable best efforts to retain a paying agent selected by Buyer and reasonably acceptable to the Company (the “Paying Agent”) to administer such payments pursuant to the terms of a paying agent agreement entered into among the parties and the Paying Agent, in which case, the Paying Agent shall so administer such payments.

(b)                At the Closing, (i) Buyer shall pay, or cause to be paid, a portion of the Merger Consideration equal to the sum of (A) the First Escrow Funding Amount to Wilmington Trust, National Association, as escrow agent of the parties hereto (the “Escrow Agent”) to be held in escrow in an account to be established (the “First Escrow Account”) pursuant to the terms of the Escrow Agreement, (B) the Second Escrow Funding Amount to the Escrow Agent to be held in an escrow account to be established (the “Second Escrow Account”) pursuant to the terms of the Escrow Agreement and (C) the Third Escrow Funding Amount to the Escrow Agent to be held in an escrow account to be established (the “Third Escrow Account”) pursuant to the terms of the Escrow Agreement; provided, that Buyer will promptly thereafter pay to the Escrow Agent any amounts by which each of the First Escrow Funding Amount, the Second Escrow Funding Amount and Third Escrow Funding Amount, as applicable, increases due to any Dissenting Shares becoming Company Shares in accordance with Section 3.9, (ii) Buyer shall pay, or cause to be paid, by wire transfer to an account of the Holder Representative as set forth on the Allocation Schedule (the “Holder Rep Fund Account”), a portion of the Merger Consideration equal to the Holder Rep Fund Amount, (iii) Buyer shall, or shall cause Merger Sub to, pay to the intended beneficiaries thereof (A) the Funded Debt set forth on Schedule 3.4(b) (to the extent executed Payoff Letters have been delivered with respect thereto no later than two (2) Business Day prior to the Closing Date) and (B) any Transaction Expenses (to the extent Transaction Expenses Payoff Instructions have been delivered to Buyer no later two (2) Business Day prior to the Closing Date) and (iv) Buyer shall, or shall cause Merger Sub to, pay to the Japan Selling Stockholder on behalf of the Japan Purchaser the Supreme US Call Option Purchase Price. The assets of First Escrow Account, the Second Escrow Account and Third Escrow Account shall be held in separate and distinct accounts by the Escrow Agent pursuant to the Escrow Agreement.

(c)                With respect to any payment that Buyer is required to make to any Pre-Closing Holder hereunder or the Japan Selling Stockholder, payment shall be made by wire transfer of immediately available funds pursuant to the wire instructions set forth in such Pre-Closing Holder’s Letter of Transmittal or pursuant to such other payment instructions as may be delivered to Buyer by or on behalf of such Pre-Closing Holder or the Japan Selling Stockholder at least two (2) Business Days prior to the date of such payment.

3.5           Estimated Net Working Capital Adjustment Amount; Estimated Closing Date Funded Debt; Estimated Closing Date Cash. Not less than four (4) Business Days prior to the Closing Date, the Company shall deliver to Buyer (a) a written statement executed by an executive officer of the Company (the “Pre-Closing Statement”) setting forth (i) the Company’s good faith estimate of (A) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (B) Closing Date Funded Debt (“Estimated Closing Date Funded Debt”), (C) Closing Transaction Expenses (“Estimated Transaction Expenses”), (D) Closing Date Cash (“Estimated Closing Date Cash”) and (E) the Supreme US Call Option Purchase Price and (ii) the Company’s calculation of the Estimated Net Working Capital Adjustment Amount, in the case of (i)(A), (i)(B), and (i)(D) and (ii), calculated as of 11:59 p.m. (Eastern time) on the Business Day immediately prior to the Closing Date (the “Measurement Time”) (provided, however, that Accrued Income Taxes taken into account in the calculation of Estimated Closing Date Funded Debt shall be determined as of the end of the day on the Closing Date), and (b) a schedule in the form attached hereto as Annex G reflecting (i) the Merger Consideration (determined before giving effect to the adjustments provided for in Section 3.6), (ii) the Closing Per Company Share Consideration, the First Escrow Applicable Amount with respect to each Company Share and Vested Option, the Second Escrow Applicable Amount with respect to each Company Share and Vested Option and the Third Escrow Applicable Amount with respect to each Company Share and Vested Option, (iii) the Preferred Distribution Percentage, the Class B/C Distribution Percentage, the Class A/D Distribution Percentage and the amount of cash payable to each Pre-Closing Holder as of the Closing, (iv) the Escrow Funding Amount to be paid to the Escrow Agent and (v) each Pre-Closing Holder’s name and last known address (the schedule described in this clause (b), the “Allocation Schedule”). Prior to the Closing, Buyer may until two (2) Business Days prior to the Closing Date provide the Company with comments to the Pre-Closing Statement and the Company shall consider in good faith Buyer’s reasonable comments on the Pre-Closing Statement and the Company shall make any corresponding changes to the Pre-Closing Statement that the Company in its sole discretion deems appropriate based on Buyer’s comments. The parties acknowledge and agree that Buyer, Merger Sub, the Surviving Corporation and their respective Affiliates shall be entitled to rely on the Pre-Closing Statement, Allocation Schedule, Payoff Letters and Transaction Expense Payoff Instructions, and neither Buyer nor Merger Sub shall have any Liability to any Person relating to, or obligation to verify, the allocation of the Merger Consideration or verify the recipients under the Payoff Letters and the Transaction Expense Payoff Instructions. The Company shall use commercially reasonable efforts to provide all supporting documentation reasonably requested by Buyer in connection with Buyer’s review of the Pre-Closing Statement and Allocation Schedule.

3.6           Adjustment Amount.

(a)                As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) calendar days thereof, Buyer shall prepare and deliver to the Holder Representative (A) an unaudited consolidated balance sheet of the Company and its Subsidiaries (provided that such balance sheet may omit information concerning shareholders equity) (the “Closing Balance Sheet”) and (B) a closing statement (together with the Closing Balance Sheet, the “Closing Statements”), setting forth (i) a calculation of Net Working Capital (“Closing Date Net Working Capital”), (ii) a calculation of the aggregate amount of all Funded Debt of the Company (“Closing Date Funded Debt”), (iii) a calculation of the aggregate amount of all Transaction Expenses (“Closing Transaction Expenses”), and (iv) a calculation of Cash of the Company (“Closing Date Cash”), in each case, calculated as of the Measurement Time (provided, however, that (x) Accrued Income Taxes taken into account in the calculation of Closing Date Funded Debt shall be determined as of the end of the day on the Closing Date and (y) for purposes of determining the amount of Closing Transaction Expenses, such amount shall be determined as of immediately prior to the Closing). The Closing Statements shall each be prepared in accordance with GAAP, applied in a manner consistent with the principles, to the extent in conformity with GAAP applied in connection with the preparation of the most recent audited balance sheet included in the Financial Statements (the “Reference Balance Sheet”) using the same accounting practices, policies, judgments and methodologies used in the preparation of the Reference Balance Sheet; provided, however, that (I) the Closing Statements shall reflect no new reserves or increase in existing reserves (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the Reference Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the date of the Reference Balance Sheet, (II) except as set forth in the following clause (IV), the Pre-Closing Statement and the Closing Statements shall not give effect to any payments of cash in respect of the Merger Consideration or any Buyer financing transactions in connection therewith or, after the Effective Time, any other action or omission by Buyer, the Surviving Corporation or any of its Subsidiaries that is not in the ordinary course of business, (III) the Pre-Closing Statement and the Closing Statements shall not reflect any expense or liability for which Buyer is responsible under this Agreement and (IV) the Pre-Closing Statement and the Closing Statements shall include the effects of the Transaction Tax Deductions. Following the Closing, Buyer shall provide the Holder Representative and its representatives such reasonable access during normal business hours and upon reasonable advance notice, to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company and its Subsidiaries relating to the preparation of the Closing Statements as reasonably requested by the Holder Representative and shall cause the personnel of the Company and its Subsidiaries to reasonably cooperate with the Holder Representative in connection with its review of the Closing Statements as reasonably requested by the Holder Representative.

(b)                If the Holder Representative shall disagree with such calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Transaction Expenses or Closing Date Cash, it shall notify Buyer of such disagreement in writing (a “Dispute Notice”), setting forth in reasonable detail the particulars of such disagreement and setting forth the basis for such disagreement (all calculations, components thereof or other items or amounts that are the subject of a Dispute Notice, the “Disputed Items”), within thirty (30) days after its receipt of the Closing

Statements. In the event that the Holder Representative does not provide a Dispute Notice within such thirty (30)-day period, the Holder Representative and Buyer shall be deemed to have agreed to the Closing Statements and the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Transaction Expenses and Closing Date Cash delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder. Except for those Disputed Items set forth in the Dispute Notice delivered during such 30-day period, the Holder Representative shall be deemed to have agreed with all other items and amounts set forth in the Closing Statements, which shall be final, binding and conclusive for all purposes hereunder. In the event a Dispute Notice is timely provided, Buyer and the Holder Representative shall use reasonable best efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Transaction Expenses or Closing Date Cash. If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by Alvarez & Marsal or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and the Holder Representative (such firm, subject to the following proviso, the “Auditor”); provided, that if the Holder Representative and Buyer cannot agree on the Auditor, either party may request that the American Arbitration Association (the “AAA”) choose the Auditor, in which case the AAA’s choice of the Auditor will be binding and the expenses of the AAA will be shared 50% by Buyer and 50% by the Holder Representative. Each of Buyer and the Holder Representative shall promptly provide their respective assertions regarding Closing Date Net Working Capital, Closing Date Funded Debt, Closing Transaction Expenses and Closing Date Cash and, to the extent relevant thereto, the Closing Statements in writing to the Auditor and to each other, and the Auditor shall not engage in or permit any communications or meetings with Buyer or the Holder Representative without advance notice to, and the participation of if so desired, the other party or parties, as applicable. The Auditor shall be instructed to render its determination with respect to such disagreements, together with the basis therefor, as soon as reasonably possible (which the parties hereto agree should not be later than sixty (60) days following the day on which the disagreement is referred to the Auditor). The Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Transaction Expenses or Closing Date Cash require adjustment (only with respect to the remaining disagreements submitted to the Auditor) in order to be determined in accordance with Section 3.6(a) (including the definitions of the defined terms used in Section 3.6(a)). The Auditor shall not assign to any item in dispute a value that is (i) greater than the greatest value for such item assigned by Buyer, on the one hand, or the Holder Representative, on the other hand, or (ii) less than the smallest value for such item assigned by Buyer, on the one hand, or the Holder Representative, on the other hand. The determination of the Auditor shall be final, conclusive and binding on the parties. The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Transaction Expenses and Closing Date Cash are finally determined in accordance with this Section 3.6(b) is hereinafter referred to as the “Determination Date.” All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the Holder Rep Fund Account, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and the Holder Representative (set forth in the written submissions to the Auditor) made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the Holder Representative challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Transaction Expenses and Closing Date Cash in the net amount of $1,000,000, and the Auditor determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear 60% of the fees and expenses of the

Auditor and the remaining 40% of the fees and expenses of the Auditor shall be paid from the Holder Rep Fund Account.

(c)                The “Adjustment Amount,” which may be positive or negative, shall mean (i) Closing Date Net Working Capital (as finally determined in accordance with Section 3.6(b)), minus Estimated Closing Date Net Working Capital, plus (ii) Estimated Closing Date Funded Debt, minus Closing Date Funded Debt (as finally determined in accordance with Section 3.6(b)), plus (iii) Estimated Transaction Expenses, minus Closing Transaction Expenses (as finally determined in accordance with Section 3.6(b)), plus (iv) Closing Date Cash (as finally determined in accordance with Section 3.6(b)), minus Estimated Closing Date Cash. If the Adjustment Amount is a positive number, then the Merger Consideration shall be increased by the Adjustment Amount, and if the Adjustment Amount is a negative number, then the Merger Consideration shall be decreased by the absolute value of the Adjustment Amount. The Adjustment Amount shall be paid in accordance with Section 3.6(d).

(d)                If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, Buyer shall (x) pay to each Pre-Closing Holder an amount in cash in respect of each Company Share or Vested Option held by such holder immediately prior to the Closing equal to the Applicable Amount (with respect to such share or such Vested Option, as applicable) of 94.8% of the Adjustment Amount and (y) pay or cause the Japan Purchaser to pay to the Japan Selling Stockholder 5.2% of the Adjustment Amount pursuant to the Supreme US Call Option Purchase Agreement, less, in each case, any applicable withholding (it being understood and agreed that, notwithstanding anything to the contrary contained herein, the Adjustment Amount shall be no greater than the First Escrow Amount regardless of whether the funds in the First Escrow Account are less than the Adjustment Amount). If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three (3) Business Days of the Determination Date, (x) the Escrow Agent shall pay, from the First Escrow Account, to Buyer an amount equal to the Deficit Amount. Notwithstanding the foregoing, any distributions to the Pre-Closing Holders of Vested Options pursuant to this Section 3.6(d) shall be paid to the Surviving Corporation or its designated Subsidiary, and the Surviving Corporation shall promptly cause such amounts to be paid to the applicable Pre-Closing Holder in accordance with its customary payroll or other applicable payment practices, net of the amount of any Taxes required to be withheld from such distributions under applicable Law. Upon determination of the Adjustment Amount pursuant to Section 3.6(b) and Section 3.6(c), each of Buyer and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the funds in the First Escrow Account in accordance with this Section 3.6(d). In no event shall any Pre-Closing Holder have any liability under this Section 3.6 in excess of such holder’s aggregate Applicable Amount (with respect to the aggregate Company Shares and all Vested Options held by such holder immediately prior to the Closing) of the funds in the First Escrow Account. In no event shall the Holder Representative have any liability under this Section 3.6 in its capacity as such. In no event shall Buyer or the Pre-Closing Holders be entitled to payment pursuant to this Section 3.6(d) of any amount in excess of the funds in the First Escrow Account.

3.7           Holder Rep Fund. The Holder Rep Fund Account shall be controlled solely by the Holder Representative, and the Holder Representative shall use the Holder Rep Fund Amount solely to pay the costs and expenses, if any, incurred by the Holder Representative in the exercise of its rights and performance of its obligations and responsibilities as the Holder Representative hereunder. At such time as determined by the Holder Representative, the Holder Representative shall (i) transfer or cause to be transferred 94.8% of all amounts remaining in the Holder Rep Fund Account (after payment of or reserve for any outstanding or reasonably anticipated costs and expenses) to the Pre-Closing Holders, with each such holder entitled to receive, in respect of each Company Share or Vested Option held by such holder immediately prior to the Closing, the Applicable Amount (with respect to such share or such Vested Option, as applicable) of any such released amount and (ii) transfer 5.2% of all amounts remaining in the Holder Rep Fund Account (after payment of or reserve for any outstanding or reasonably anticipated costs and expenses) to the Japan Selling Stockholder; provided, however, that in no event shall such excess amount become part of the Escrow Funds or otherwise become payable to Buyer.

3.8           Lost Certificate. In the event any Certificate has been lost, stolen or destroyed, upon the execution and delivery to the Surviving Corporation of an affidavit and customary indemnification agreement in a form reasonably satisfactory to Buyer by the Person claiming such Certificate to be lost, stolen or destroyed, Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Closing Per Company Share Consideration with respect to each Company Share held by such Pre-Closing Holder and any other amounts specified in Section 3.1(f) that have become payable; provided that the Surviving Corporation may, in its discretion and as a condition to the payment of such consideration require such record holder of a lost, stolen or destroyed Certificate to provide a customary indemnity for the benefit of the Surviving Corporation and its Affiliates against any claim that may be made against the Surviving Corporation or its Affiliates with respect to such Certificates.

3.9           Dissenting Shares. Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Buyer shall be entitled to retain the applicable portion of the Merger Consideration that otherwise would have been paid in respect of Dissenting Shares pending resolution of the claims of such holders and, subject to the immediately following sentence, no Pre-Closing Holder shall be entitled to any portion of such retained Merger Consideration. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (a) if any such holder of Dissenting Shares shall have failed to demand, perfect and establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (b) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Company Share immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Surviving Corporation the portion of the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon (and such holder shall be treated as a Pre-Closing Holder). The Company will give Buyer prompt written notice of all demands for appraisal or any intent to demand or withdraw the foregoing (each, an “Appraisal Demand”) received by the Company pursuant to Section 262 of the DGCL. Buyer shall have the right to direct and control all negotiations and proceedings with respect to any such Appraisal Demands or threatened Appraisal Demands, including those that take place prior to the Effective Time. Without the prior written consent of Buyer, the Company shall not make any payment with respect to, or settle or offer to settle, any Appraisal Demand. From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her Common Shares or Preferred Shares for any purpose or receive payment of dividends or other distributions with respect to his or her Common Shares or Preferred Shares (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time).

3.10         [Further Agreement]. The parties further agree as provided for on Schedule 3.10.

3.11         [Further Agreement]. The parties further agree as provided for on Schedule 3.11.

3.12         Withholding. Buyer, the Company, the Holder Representative and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable in connection with the transactions contemplated by this Agreement, to any Person such amounts that Buyer, the Company, the Holder Representative and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax Law; provided, however, that, except in the case of withholding on amounts that constitute compensation under applicable Tax Law and withholding resulting from the Company’s failure to satisfy the condition set forth in Section 9.2(e), before making any such deduction or withholding, Buyer shall use commercially reasonable efforts to give the Person in respect of whom such deduction or withholding is made at least ten (10) days’ prior written notice of such anticipated deduction or withholding (together with the legal basis thereof) and reasonably consult and cooperate with such Person in good faith to attempt to reduce or eliminate any amounts that would otherwise be deducted or withheld. To the extent that amounts are so withheld, and duly and timely deposited with the appropriate Governmental Authority, by Buyer, the Company, the Holder Representative or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 13.8, except as set forth in the schedules to this Agreement previously exchanged among the parties (the “Schedules”), the Company represents and warrants to Buyer and Merger Sub as follows:

4.1           Corporate Organization of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation or bylaws (and all amendments thereto) of the Company have previously been made available by the Company to Buyer or its representatives and are true, correct and complete. The Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in material breach of any of the provisions of any of its respective Organizational Documents.

4.2           Subsidiaries. The Subsidiaries of the Company and their jurisdiction of incorporation or organization are set forth on Schedule 4.2. The Subsidiaries have been duly formed or organized and are validly existing under the laws of their respective jurisdictions of incorporation or organization and have the power and authority to own or lease their respective properties and to conduct their respective businesses as now being conducted. The Company has previously provided to Buyer or its representatives true, correct and complete copies of the Organizational Documents (and all amendments thereto) of its Subsidiaries. Each Subsidiary of the Company is duly licensed or qualified to do business and (where applicable) in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.3           Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is or will be a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the other Transaction Agreements to which it is or will be a party (other than the Merger Consent). The Board of Directors of the Company has unanimously (i) declared that the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval by written consent and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been (and the other Transaction Agreements to which it is or will be a party will be) duly and validly executed and delivered by the Company and (assuming this Agreement and such other Transaction Agreements constitute a legal, valid and binding obligation of the other parties thereto) will, upon such execution and delivery, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”). The Merger Consent is the only approval or consent of the Pre-Closing Holders or other holders of the Company and its Subsidiaries’ capital stock or other equity necessary in connection with the execution and delivery by the Company of, or the performance by the Company of its obligations under, this Agreement and the other Transaction Agreements to which it is or will be a party, or the consummation by the Company of the transactions contemplated hereby or thereby, and there are no votes, approvals, consents or other proceedings of the stockholders of the Company and its Subsidiaries (other than those that have been obtained prior to the execution of this Agreement) necessary in connection with the execution and delivery by the Company of, or the performance by the Company of its obligations under, this Agreement and the other Transaction Agreements to which it is or will be a party, or the consummation by the Company of the transactions contemplated hereby or thereby. The Written Consents, when executed and delivered, shall constitute a valid, irrevocable and effective adoption of this Agreement and the other Transaction Agreements in compliance with applicable Law and the Company’s Organizational Documents.

4.4           No Conflict. Except as set forth on Schedule 4.4 subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement and the other Transaction Agreements to which it is or will be a party by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not, as of the Closing, (a) conflict with, contravene, violate any provision of or result in the breach of, any applicable Law to which the Company or any of its Subsidiaries is subject or by which any property or asset of the Company or any of its Subsidiaries is bound, (b) conflict with the certificate of incorporation, bylaws or other Organizational Documents of the Company or any of its Subsidiaries, (c) conflict with, violate any provision of, result in a breach of, constitute a default (or an event which, with or without notice, lapse of time or both, would become a default) under, require a consent under, give to any person any right or obligation of acceleration, termination, modification or cancellation, payment or loss of material benefit under, result in the creation of any Lien (other than Permitted Liens) under, or terminate or result in the termination of, any Contract to which the Company or any of its Subsidiaries is bound, or (d) result in a violation or revocation of any required Permit, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to individually or in the aggregate have (x) a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or any other Transaction Agreement or (y) be material to the Company and its Subsidiaries, taken as a whole.

4.5           Governmental Consents. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or any other Transaction Agreement or the consummation by the Company of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (c) compliance with any applicable securities Laws, (d) as otherwise disclosed on Schedule 4.5 and (e) the filing of the Certificate of Merger in accordance with the DGCL.

4.6           Capitalization of the Company.

(a)                The authorized capital stock of the Company consists solely of (i) 100,000,000 Class A Shares, of which no shares are issued and outstanding as of the date of this Agreement, (ii) 209,000 Class B Shares, of which 208,281.8 shares are issued and outstanding as of the date of this Agreement, (iii) 43,100 Class C Shares, of which no shares are issued and outstanding as of the date of this Agreement, (iv) 37,800 Class D Shares, of which no shares are issued and outstanding as of the date of this Agreement, and (v) 467,000 Preferred Shares, of which 466,718.2 are issued and outstanding as of the date of this Agreement. Schedule 4.6(a) sets forth, as of the date hereof, a true, complete and correct list of the number and classes of issued and outstanding Common Shares and Preferred Shares, the names of the record holders thereof and the number and class of Common Shares and/or Preferred Shares held by each such holder. All of the issued and outstanding Common Shares and Preferred Shares have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any right of first refusal, preemptive right or any similar rights or applicable Law.

(b)                Schedule 4.6 sets forth, as of the date hereof, a true, complete and correct list of the Options, including the name of each holder of an option, the Company Option Plan under which each such option was issued, the number of Common Shares subject to each such option, the exercise price of each such option and the expiration date of each such option.

(c)                Except as set forth on Schedule 4.6(c), there are no (i) outstanding options, warrants, rights, equity or equity-based awards, or other securities convertible into or exchangeable or exercisable for Common Shares or Preferred Shares including bonds, indentures, notes, or other indebtedness providing for the right to vote (or convertible into securities that have the right to vote), in each case referred to in this clause (i), issued or granted by the Company, (ii) any other commitments or agreements of the Company providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of Common Shares or Preferred Shares, (iii) agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock, (iv) stock appreciation, phantom stock or similar rights with respect to the Company or (v) declared but unpaid dividends or other distributions with regard to any issued and outstanding equity interests of the Company. Except for this Agreement, there is no voting trust, proxy or other agreement or understanding with respect to the voting of the Common Shares or Preferred Shares.

(d)                As of the date the Allocation Schedule is delivered to Buyer in accordance with Section 3.5, the Allocation Schedule will accurately set forth, with respect to each Common Share or Preferred Share issued and outstanding immediately prior to the Effective Time and each Common Share issuable upon exercise of each Vested Option issued and outstanding immediately prior to the Effective Time, the portion of the Merger Consideration allocable in respect of each such share, in accordance with the Charter, the Company’s by-laws and the Company Option Plans.

4.7           Capitalization of Subsidiaries.

(a)                Except as set forth on Schedule 4.7, the Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock of (or other equity interests in) such Subsidiaries (such shares, the “Subsidiary Shares”). Except as set forth on Schedule 4.7, there are (i) no outstanding options, warrants, rights, equity or equity-based awards or other securities convertible into or exercisable or exchangeable for any shares of capital stock of (or other equity interests in) such Subsidiaries including bonds, indentures, notes, or other indebtedness providing for the right to vote (or convertible into securities that have the right to vote), (ii) any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Subsidiaries’ shares of capital stock (or other equity interests), (iii) any agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests), and (iv) stock appreciation, phantom stock or similar rights with respect to any Subsidiary.

(b)                The outstanding shares of capital stock of (or other equity interests in) each of the Company’s Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable and have not been issued in violation of any right of first refusal, preemptive right or any similar rights or applicable Law. Except as set forth on Schedule 4.7, the Company or one or more of its wholly owned Subsidiaries own the Subsidiary Shares, free and clear of any Liens other than (i) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar organizational documents of such Subsidiary, (ii) for any restrictions on sales of securities under applicable securities Laws and (iii) Permitted Liens. Except as set forth on Schedule 4.7, there are no declared but unpaid dividends or other distributions with regard to any issued and outstanding equity interests of any Subsidiary of the Company.

(c)                Except for the equity interests of the Subsidiaries set forth on Schedule 4.2, neither the Company nor any of its Subsidiaries owns any equity interest in any other Person.

4.8           Financial Statements. Attached as Schedule 4.8 are (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of January 31, 2020 and as of January 31, 2019 and audited consolidated statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries for the twelve (12)-month period ended January 31, 2020 and the twelve (12)-month period ended January 31, 2019, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (b) an unaudited consolidated balance sheet and statements of income and cash flow of the Company and its Subsidiaries as of and for the eight-month period ended September 30, 2020 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 4.8, the Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Interim Financial Statements, for the absence of footnotes and other presentation items and for normal year-end adjustments).

4.9           Undisclosed Liabilities. Except as set forth on Schedule 4.9, there is no material Liability of the Company or any of its Subsidiaries except for Liabilities (a) to the extent reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (c) incurred in connection with the transactions contemplated by this Agreement or (d) Liabilities under any Contract or Permit (other than Liabilities resulting from a breach thereof), except, in the case of each of clause (a) through (d), as would not reasonably be expected to have a Material Adverse Effect on the Company.

4.10         Litigation and Proceedings. Except as set forth on Schedule 4.10, there are no, and since January 1, 2017, there have been no, pending or, to the knowledge of the Company, threatened Actions before or by any arbitrator or Governmental Authority (or, to the knowledge of the Company, any investigation or audit by any Governmental Authority) against the Company, or any of its Subsidiaries that, in each case, if resolved adversely to the Company or any of its Subsidiaries, would reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken together as a whole, or that challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement or the other Transaction Agreements. There is no, and since January 1, 2017 there has been no, Governmental Order outstanding against or applicable to the Company or any of its Subsidiaries, or any of their respective assets that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by, or the performance by the Company of its obligations under, this Agreement or the other Transaction Agreements.

4.11         Legal Compliance. Except as set forth on Schedule 4.11, the Company and its Subsidiaries, and, to the Knowledge of the Company, each director, officer and employee of the Company and its Subsidiaries’ (in their capacity as such) are, and at all times since January 1, 2017 have been, in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken together as a whole. Neither the Company nor any of its Subsidiaries has received any notice, citation, fine or enforcement action from any Governmental Authority regarding a violation of any applicable Law at any time since January 1, 2017 that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and, to the knowledge of the Company, no such notice, citation, fine or enforcement action is or has been threatened since January 1 2018.

4.12         Contracts; No Defaults.

(a)            Schedule 4.12 contains a listing of all Contracts described in clauses (i) through (xx) below to which, as of the date of this Agreement, the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound. True, correct and complete copies of the Contracts (together with all amendments and supplements thereto) listed on Schedule 4.12 have been delivered to or made available to Buyer or its representatives.

(i)                 Each Contract or group of related Contracts (other than purchase orders with suppliers or customers entered into in the ordinary course of business) together with all amendments and supplements thereto that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company or any of its Subsidiaries of more than $500,000;

(ii)               Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for borrowed money of the Company or any of its Subsidiaries, in each case, having an outstanding principal amount in excess of $500,000;

(iii)             Each Contract (including letters of intent but excluding confidentiality and non-disclosure agreements that do not contain any restrictions other than customary confidentiality and non-disclosure obligations) for the acquisition or disposition of any business, division, equity securities or all or substantially all of the assets thereof, that contains an “earn-out” provision, other contingent payment obligation or any material indemnification or other material obligations of the Company or any of its Subsidiaries that are ongoing;

(iv)              Each Contract for the sale or disposition of material assets of the Company or any of its Subsidiaries outside the ordinary course of business that has not been consummated;

(v)                Each real property lease, sublease, rental or occupancy agreement, real property license, installment and conditional sale agreement related to real property or other Contract (where the Company or any of its Subsidiaries is either the lessee or the lessor) that (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and (y) involves annual payments in excess of $100,000 (each, a “Material Real Property Lease”);

(vi)              Each Contract for the purchase or sale by the Company or any Subsidiary for any real property;

(vii)            Each joint venture Contract, partnership agreement, limited liability company agreement or any similar arrangements with a third party (in each case, other than with respect to wholly owned Subsidiaries of the Company and excluding, for avoidance of doubt, collaboration or similar agreements with the counterparties entered into in the ordinary course);

(viii)          Each Contract expressly requiring capital expenditures after the date of this Agreement in an annual amount in excess of $100,000;

(ix)              Each Contract containing covenants expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries to (A) compete with any Person in any product line or line of business, (B) operate in any geographic area, (C) obtain products or services from any Person or (D) solicit any customers or strategic partners, or solicit or hire any Person in any geographic regions;

(x)                Each Contract (w) granting any option or first refusal, first offer or similar preferential right with respect to any equity interests, properties or assets of the Company or any of its Subsidiaries, (x) containing any “most favored nation” or similar provision, (y) containing any requirements or minimum purchase obligations of the Company or any of its Subsidiaries or (z) providing pricing, discounts or benefits that change based upon the pricing, discounts or benefits offered to other customers;

(xi)              Each Contract entered into in connection with the settlement or other resolution of any Action under which the Company or any of its Subsidiaries has any continuing liabilities in excess of $250,000;

(xii)            Each Contract pursuant to which the Company or any of its Subsidiaries (A) licenses, sublicenses or receives a covenant not to sue under or any other right to use any material Intellectual Property from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, in each case that are available on standard, non-discriminatory terms to the public generally with license, maintenance, support and other fees less than $100,000 per year or (B) licenses, sublicenses or grants a covenant not to sue under or any other right to use any material Intellectual Property to a third party;

(xiii)          Each Contract that relates to the settlement of any material Intellectual Property disputes or Actions (A) involving the Company or any of its Subsidiaries or (B) otherwise relating to any of the material Owned Intellectual Property, including Trademark coexistence agreements;

(xiv)          Each Contract (other than any purchase order) with a Material Counterparty;

(xv)            Each Related Party Contract;

(xvi)          Each Contract with any Governmental Authority;

(xvii)        Collective Bargaining Agreements;

(xviii)      Each Contract (other than any purchase order) with any distributor, reseller, third party sales representative or agent pursuant to which the Company or any of its Subsidiaries paid commissions in excess of $250,000 during the Company’s fiscal year ended January 31, 2020;

(xix)          Each stockholders, investors rights, registration rights or similar Contract; and

(xx)            Each Contract with any Key Employee, and any severance, retention, transaction or change in control-related Contract with any other Service Provider, in each case, that is not terminable upon 30 days or less notice without cost or penalty to the Company (except as may be required by applicable law with respect to service providers outside of the United States).

(b)           Except as set forth on Schedule 4.12(b), all of the Contracts set forth or required to be set forth on Schedule 4.12(a) or that would be required to be disclosed pursuant to Schedule 4.12(a) (each, a “Material Contract”), if in existence on the date hereof are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto. Except as set forth on Schedule 4.12(b), and except, in each case, where the occurrence of such breach or default would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (w) neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (x) neither the Company nor any of its Subsidiaries has received any written claim or written notice of breach of or default (in each case, with or without notice, lapse of time or both) under any such Contract, (y) no event has occurred that, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice, lapse of time or both) on the part of the Company or, to the knowledge of the Company, any other party thereto and (z) except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has been waived in writing any of its material rights or benefits under any Material Contract.

4.13         Company Benefit Plans.

(a)                Schedule 4.13(a) sets forth a complete list of each material Company Benefit Plan and specifies whether it is a U.S. Plan or an International Plan.

(b)                With respect to each Company Benefit Plan set forth on Schedule 4.13(a), the Company has delivered or made available to Buyer or its representatives copies of, (or a description, if such plan is not written) and all amendments thereto, to the extent applicable, (i) such Company Benefit Plan and any trust agreements, insurance contracts or other funding arrangements and amendments thereto relating to such plan, (ii) the current summary plan description and all summaries of material modifications thereto for such Company Benefit Plan for which such summary plan description is required, (iii) the annual report on Form 5500 for the most recently completed plan year and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan, (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan, (v) the most recently prepared actuarial report and financial statement, (vi) all material, non-routine correspondence relating thereto received from or provided to the IRS, the Department of Labor, the PBGC or any other Governmental Authority since January 1, 2017 and (vii) all current employee handbooks, manuals and written policies.

(c)                Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) each Company Benefit Plan has been administered and maintained in compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) no action, suit, investigation, audit, proceeding or claim (or any basis therefor other than routine claims for benefits) is pending against or involves, or to the knowledge of the Company, is threatened against or threatened to involve, any Company Benefit Plan before any arbitrator or Governmental Authority, including the IRS, the Department of Labor or the PBGC; (iii) all contributions, premiums and payments required to be made with respect to any Company Benefit Plan on or before the date hereof have been made, and all contributions, premiums and payments for any period ending on or before the Closing Date that are not due are properly accrued to the extent required to be accrued under applicable accounting principles; (iv) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter within the remedial amendment period; and (v) each trust created under any such Company Benefit Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation.

(d)                Except as set forth on Schedule 4.13(d), no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to or been required to contribute to a

Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years.

(e)                Neither the Company nor any of its ERISA Affiliates has, within the previous six (6) years, incurred any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to give rise to any such withdrawal (including as a result of the transactions contemplated by this Agreement).

(f)                 Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, with respect to the Company Benefit Plans, (i) as of the date hereof and since January 1, 2017, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g)                With respect to any Company Benefit Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company to incur any material liability under ERISA or the Code.

(h)                The Company does not have any current or projected liability for, and no Company Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by applicable Law, including COBRA).

(i)                 As of the date hereof, no Key Employee has indicated in writing to the Company that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one (1) year after the Closing Date.

(j)                 Except with respect to increases in healthcare costs in the ordinary course of business, since January 1, 2020, there has been no amendment to, written interpretation of or announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any broad-based Company Benefit Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(k)                The Company has no obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A, 457A or 4999 of the Code.

(l)                 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any material payment or material benefit, including any bonus, retention, severance or retirement payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or materially increase the amount payable or trigger any other obligation under any Company Benefit Plan, (iii) limit or restrict the right of any Company or the Surviving Corporation, to merge, amend or terminate any Company Benefit Plan or (iv) result in the payment of any amount that would not be deductible under Section 280G of the Code (other than with respect to any payment or benefit pursuant to an arrangement entered into by Buyer or any of its pre-Closing Affiliates that is not disclosed to the Company within the period required under Section 6.8.)

(m)              Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A or 457A of the Code complies in all material respects with Section 409A or Section 457A (as applicable) of the Code.

(n)                Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each International Plan (i) has been maintained in compliance with its terms and applicable Law, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(o)                Each Option was granted with an exercise price that was not less than the fair market value of a Common Share on the date of grant and, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, in accordance with, or pursuant to compliant reliance on an exemption from, applicable securities Law.

4.14         Employees; Labor Relations.

(a)                The Company has provided to Buyer (except as prohibited under Applicable Law) a true, correct and complete list of, as of the date of this Agreement and to the extent applicable, (i) each Company Employee: name, title, hire date, location, whether full- or part-time, hourly or salaried, annual salary or wage rate, 2019 annual bonus received and current annual bonus opportunity and (ii) each individual independent contractor: name, service commencement date, and rate of compensation.

(b)                Except as set forth on Schedule 4.14(b), as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement, and, to the knowledge of the Company, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Service Provider. There are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against any Company before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, slowdown, stoppage, picketing or lockout pending or, to the knowledge of the Company, threatened against or involving the Company as of the date of this Agreement.

(c)                The Company is, and has been since January 1, 2017, in compliance with all applicable Law relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment or misconduct, civil rights, affirmative action, work authorization, immigration, safety and health, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except where the failure to be in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken together as a whole. There has not been since January 1, 2017 any material action relating to, or any material allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, in each case involving the Company or any other current or former Service Provider, nor has there been since January 1, 2017, to the knowledge of the Company, any settlements or similar out-of-court or pre-litigation agreements relating to any such matters, nor to the knowledge of the Company has any such action been threatened.

(d)                The Company and each of its Subsidiaries is, and has been since January 1, 2017, in compliance with WARN and has no liabilities or other obligations thereunder.

4.15         Taxes. Except as set forth on Schedule 4.15:

(a)                All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)                The Company and its Subsidiaries have paid all material Taxes which are due and payable by the Company and its Subsidiaries.

(c)                Neither the Company nor any of its Subsidiaries have agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d)                There are no requests for rulings or determinations in respect of any Tax pending between the Company or any of its Subsidiaries and any Governmental Authority.

(e)                No deficiency for any material Taxes has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries, except for deficiencies which have been satisfied by payment, settled or withdrawn. As of the date hereof, no claim, audit, investigation, proceeding or other Action by any Governmental Authority is pending or threatened in writing against the Company or any of its Subsidiaries with respect to any Taxes due from the Company or any of its Subsidiaries.

(f)                 Neither the Company nor any of its Subsidiaries: (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any similar provision of state, local or foreign Law (other than a group the common parent of which is the Company); or (ii) has any liability for Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.

(g)                There are no agreements under which the Company or any of its Subsidiaries would be liable for the Tax liability of any Person that is neither the Company nor one of its Subsidiaries, other than customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes.

(h)                Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)                 In the past three (3) years, neither the Company nor any of its Subsidiaries has received a written tax opinion with respect to any material transaction related to the Company or any of its Subsidiaries other than transactions in the ordinary course of business.

(j)                 Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k)                (i) Neither the Company nor any of its Subsidiaries will be required to include any adjustment in taxable income after the Closing Date under Section 481 of the Code (or any similar provision of the Tax laws of any jurisdiction) as a result of a change in method of accounting for a Pre-Closing Tax Period made or requested prior to the Closing Date and (ii) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or any portion thereof) beginning after the Closing Date, in each case (w) as a result of any prepaid amount received prior to the Closing, (x) any closing agreement entered into prior to the Closing, (y) any open transaction entered into prior to the Closing or (z) the use of the installment method or the look-back method (as defined in Section 460(b) of the Code) with respect to a transaction entered into prior to the Closing.

(l)                 There are no Liens for material Taxes, other than Permitted Liens, upon any of the assets of the Company or any of its Subsidiaries.

(m)              Each of the Company and its Subsidiaries has deducted, withheld and paid to the appropriate Governmental Authority all material Taxes required to be deducted, withheld or paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder, supplier or other third party.

(n)                No written claim has been made by any Governmental Authority in a jurisdiction in which each of the Company and each of its Subsidiaries does not file a particular type of Tax Return (or pay a particular type of Tax) that the Company or any of its Subsidiaries is or may be required to file such type of Tax Return (or pay such type of Tax), in such jurisdiction, which claim has not since been resolved.

(o)                Schedule 4.15(o) contains a list setting forth (i) the entity classification for U.S. federal and state income tax purposes of the Company and each of its Subsidiaries and (ii) each Subsidiary for which an election to change its entity classification for U.S. federal income tax purposes has been made and the date on which such election was effective. Each entity classification election referenced on Schedule 4.15(o) was validly made and filed and was effective on the date specified in such election.

(p)                Neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Governmental Authority with respect to Taxes affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(q)                Each of the Company and its Subsidiaries is and at all times has been resident for Tax purposes solely in the country in which it is incorporated, and neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the country in which it is incorporated or organized.

4.16         Brokers’ Fees. Except as set forth on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which the Company or any of its Subsidiaries would be liable in connection with the transactions contemplated by this Agreement.

4.17         Insurance. Schedule 4.17 contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Buyer or its representatives. Except as set forth on Schedule 4.17, as of the date hereof, (a) all of the Insurance Policies by the Company or any of its Subsidiaries for the benefit of their respective directors, employees, properties, assets or businesses are valid, binding and in full force and effect, (b) neither the Company nor any of its Subsidiaries has received any written notice from any insurer under any Insurance Policies canceling, declining to renew or materially adversely amending any such policy or denying renewal of coverage thereunder and (c) all premiums on Insurance Policies due and payable as of the date hereof have been paid. There are no material claims by the Company or any of its Subsidiaries pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies. Neither the Company nor any of its Subsidiaries has received notice of termination of, material premium increase with respect to or material alteration of coverage under, any Insurance Policies.

4.18         Licenses, Permits and Authorizations. Except as set forth on Schedule 4.18, the Company and its Subsidiaries hold all of the material licenses, franchises, concessions, orders, decrees, approvals, consents, registrations and permits issued by any Governmental Authority necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated, used and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted (the “Permits”), and the Company and its Subsidiaries are, and have since January 1, 2017 been, in compliance with all Permits, in each case, except where the failure to hold or be in compliance with any Permit would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) each Permit is valid, binding and in full force and effect, (b) there are no pending or, to the knowledge of the Company, threatened Actions before or by any Governmental Authority that would reasonably be expected to result in the revocation, suspension, cancellation, impairment or termination of any Permit and (c) to the knowledge of the Company, no event has occurred that would constitute (with or without notice, lapse of time or both) a default, or give rise to any right of revocation, suspension, cancellation, impairment or termination, under any Permit. No Permits shall be terminated as a result of the transactions contemplated by this Agreement and the other Transaction Agreements, in each case other than as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

4.19         Machinery, Equipment and Other Tangible Personal Property. Except as set forth on Schedule 4.19, the Company or one of its Subsidiaries owns and has good title to all material machinery, equipment and other tangible personal property owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. All such material machinery, equipment and other tangible personal property, taken as a whole, is in all material respects in good working order and condition, ordinary wear and tear excepted (giving due account to the age and length of use of same).

4.20         Real Property.

(a)                Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b)                Schedule 4.20 lists, as of the date of this Agreement, all Leased Real Property leased pursuant to a Contract that involves annual payments in excess of $100,000. Except as set forth on Schedule 4.20, (i) the Company or one of its Subsidiaries has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject to the Remedies Exception and any Permitted Liens, and (ii) as of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of, nor does the Company or any of its Subsidiaries have knowledge of the existence of, any material default, event or circumstance that, with or without notice, lapse of time or both, would constitute a material default under any of the leases governing the Leased Real Property. Except as set forth on Schedule 4.20, neither the Company nor any of its Subsidiaries has entered into any sublease or option granting to any Person the right to use or occupy any Leased Real Property or any material portion thereof or interest therein.

4.21         Intellectual Property.

(a)                Schedule 4.21(a) lists in a true, correct and complete manner each patent, design, Trademark, Internet Property and copyright owned by the Company or any of its Subsidiaries as of the date of this Agreement for which an application has been filed or registration or issuance has been obtained, whether in the United States or internationally as of the date of this Agreement (collectively, the “Registered Intellectual Property”), setting forth for each such item the (i) record owner, (ii) jurisdiction in which such item is issued, registered or applied for and (iii) issuance, registration, filing or application date and serial or identification number. The issued patents, registered Trademarks, registered designs and registered copyrights included in the Registered Intellectual Property are valid, enforceable and in full force and effect, and such items have not been cancelled, abandoned or adjudicated invalid or enforceable, in whole or in part. The Company and its Subsidiaries have taken all actions as are necessary to maintain each item of Registered Intellectual Property, including remaining current in payment of all applicable registration, maintenance and renewal fees and timely filing all applicable statements of use, and no such fees or filings remain due or payable within the following ninety (90) days after the date hereof with respect to any item of Registered Intellectual Property. With respect to each item of Registered Intellectual Property that is held by assignment, such assignment has been duly recorded with the Governmental Authority from which such Registered Intellectual Property was issued or granted or before which such Registered Intellectual Property is pending.

(b)                Except as set forth on Schedule 4.21(b), the Company or one of its Subsidiaries owns or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement or permission all Intellectual Property used or held for use in, or otherwise necessary for, the operation of the business of the Company and its Subsidiaries as presently conducted. The Company and its Subsidiaries solely and exclusively own each item Owned Intellectual Property and hold their respective rights under all Licensed Intellectual Property, in each case free and clear of any Liens (other than Permitted Liens). The consummation of the transactions contemplated by this Agreement will not (i) impair, alter, encumber or extinguish the right of the Company or any of its Subsidiaries to use any Owned Intellectual Property or Licensed Intellectual Property or (ii) encumber any of the Intellectual Property licensed or owned by Buyer or any of its Affiliates. There exist no restrictions on the disclosure, use, licensing or transfer of the Owned Intellectual Property by the Company or any of its Subsidiaries.

(c)                Except as set forth on Schedule 4.21(c), (i) the Company and its Subsidiaries are not infringing upon, misappropriating or otherwise violating, and have not infringed upon, misappropriated or otherwise violated, any Intellectual Property of any Person, (ii) the Company and its Subsidiaries have not received from any Person since January 1, 2017 any written notice, charge, complaint, claim or other written assertion (including by way of an offer to take a license) of any infringement, misappropriation or other violation by the Company or any of its Subsidiaries of any Intellectual Property of any Person and (iii) no Actions are or since January 1, 2017 have been pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries by any Person (A) alleging the infringement, misappropriation or other violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries or (B) challenging or seeking to deny or restrict the ownership, registrability, scope, validity, enforceability or use by the Company or any of its Subsidiaries of any of the Owned Intellectual Property or Licensed Intellectual Property.

(d)                Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the conduct to the Business, as currently conducted, does not conflict or interfere with any Trademark owned, used or applied for by any other Person for the same class of goods or services and (ii) no event or circumstance (including a failure to exercise adequate quality controls or an assignment in gross without the accompanying goodwill) has occurred that has resulted in, or would reasonably be expected to result in, the abandonment, loss or cancellation of any Trademark included in the Owned Intellectual Property.

(e)                To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating, or has infringed upon, misappropriated or otherwise violated, any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries or any Licensed Intellectual Property, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2017, neither the Company nor any of its Subsidiaries has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action against any Person involving or relating to any of the Owned Intellectual Property or Licensed Intellectual Property or the infringement, misappropriation or other violation thereof, and no such Actions are or since January 1, 2017 have been pending.

(f)                 Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken reasonable actions to maintain, enforce and protect the Owned Intellectual Property and their respective rights in the Licensed Intellectual Property, including reasonable actions to maintain and protect the confidentiality of any Trade Secrets included in the Owned Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) no Trade Secrets included in the Owned Intellectual Property have been disclosed other than to employees, representatives and agents of the Company and its Subsidiaries who are bound by written and enforceable confidentiality agreements, and (ii) no such confidentiality agreements have been breached or otherwise violated by the Company or any of its Subsidiaries (or, to the knowledge of the Company, any other party thereto).

(g)                Each current and former employee, consultant and independent contractor of the Company or any of its Subsidiaries that, during the term of employment or other engagement with the Company or one of its Subsidiaries, as applicable, engaged in the development or creation of any Intellectual Property for the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole, has executed a written agreement presently assigning to the Company or one of its Subsidiaries the entire right, title and interest in and to any and all such Intellectual Property (and no such agreement has been breached or otherwise violated by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto), except in such cases in which such Intellectual Property is owned by the Company or one of its Subsidiaries as a “work-made-for hire” by operation of law notwithstanding the absence of such a written agreement.

(h)                Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the IT Assets are functional and operate in a manner that is necessary for the operation of the business of the Company and its Subsidiaries as presently conducted. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have taken reasonable actions to protect the confidentiality, integrity, accuracy and security and provide for the back-up and recovery of the IT Assets (including all data and information stored thereon or transmitted thereby), including the implementation and periodic testing of (i) data back-up, (ii) disaster avoidance and recovery plans, policies and procedures, (iii) business continuity procedures and (iv) encryption and other security protocol technology.

(i)                 Except as set forth on Schedule 4.21(i), the Company and its Subsidiaries are, and at all times since January 1, 2017 have been, in compliance in all material respects with all Privacy and Security Laws and Requirements and the Payment Card Industry Data Security Standard. Neither the Company nor any of its Subsidiaries has received any written notice of any material charge, complaint, citation, fine, Action or governmental investigation from any Governmental Authority or any other Person regarding any violation by the Company or any of its Subsidiaries of any Privacy and Security Laws and Requirements at any time since January 1, 2017, and no such charges, complaints, citations, fines, Actions or, to the knowledge of the Company, governmental investigations are or since January 1, 2017 have been pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the foregoing.

(j)                 Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no (i) IT Assets (or any information or data stored thereon or transmitted thereby) or (ii) Personal Data in the possession, custody or control of the Company or any of its Subsidiaries or held or processed by any vendor, processor, or other third party for or on behalf of the Company or any of its Subsidiaries, has been subject to any data or security breach or similar incident (including any unauthorized, accidental or unlawful use, access, loss, destruction, disclosure or theft) (a “Security Incident”), and since January 1, 2017, neither the Company nor any of its Subsidiaries has notified, received written notice from, or been required to notify, any Governmental Authority or other Person of any Security Incident.

(k)                Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice of any charge, complaint, citation, fine, Action or governmental investigation from any Governmental Authority or other Person regarding any Security Incident involving Personal Data, and no such charges, complaints, citations, fines, Actions or, to the knowledge of the Company, governmental investigations are or since January 1, 2017 have been pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the foregoing.

4.22         Environmental Matters.

(a)                Except as set forth on Schedule 4.22 or as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i)                 the Company and its Subsidiaries are, and at all times since January 1, 2017 have been, in compliance with all Environmental Laws;

(ii)               the Company and its Subsidiaries (A) hold all Permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted, (B) at all times since January 1, 2017 have held all Permits required under applicable Environmental Laws and (C) the Company and its Subsidiaries are, and at all times since January 1, 2017 have been, in compliance with all such permits;

(iii)             (A) there are no, and since January 1, 2017 there have been no, Actions pending or, to the knowledge of the Company, threatened before any Governmental Authority against the Company or any of its Subsidiaries alleging violations of or liability under, or otherwise relating to, any Environmental Law and (B) since January 1, 2017 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging violations of or liability under, or otherwise relating to, any Environmental Law on the part of the Company or any of its Subsidiaries; and

(iv)              No Hazardous Material has been released, discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from (A) any location by or on behalf of, (B) any property or facility now or previously owned, leased or operated by, or (C) any property or facility to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of, in each case the Company or any of its Subsidiaries (or any of their respective predecessors).

(b)                Neither the Company nor any of its Subsidiaries owns, leases or operates any real property or facility in New Jersey or Connecticut.

(c)                Except as has been previously made available to the Buyer, there is no written “phase I,” “phase II” or other material environmental study, audit or report prepared since January 1, 2017 in the possession or control of the Company or any of its Subsidiaries that relates to the Company or any of its Subsidiaries (or any of their respective predecessors) or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries (or any of their respective predecessors).

4.23         Absence of Changes.

(a)                Since the date of the most recent balance sheet included in the Financial Statements (the “Balance Sheet Date”) through the date hereof, there has not been any Material Adverse Effect on the Company.

(b)                Except as set forth on Schedule 4.23(b) or as expressly contemplated by this Agreement, since the Balance Sheet Date, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business and (ii) not taken any action that, had it been taken after the date hereof, would have required the consent of Buyer under clause (ii), (v), (vi), (viii), (ix), (x) or (xiii) (or, solely with respect to clauses (ii), (v), (vi), (viii), (ix), (x) or (xiii), clause (xiv)) of Section 6.1.

4.24           Affiliate Matters. Except (a) as set forth on Schedule 4.24, (b) the Company Benefit Plans, (c) Contracts relating to labor and employment matters, (d) Contracts between or among the Company and any of its Subsidiaries and (e) any employment, severance or other similar arrangements with any Service Provider, director, officer or manager of the Company or its Subsidiaries, no stockholder of the Company nor any of its Subsidiaries, or any of their respective directors, officers, employees, Affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Securities Act) (any such Person, a “Related Party”) (i) is a party to any Contract with, or since January 1, 2017 has provided services to (other than services as an employee, officer or director), the Company or any of its Subsidiaries (including any monitoring, management, Intellectual Property license or similar agreement), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, (iii) licenses Intellectual Property (either to or from the Company or any of its Subsidiaries), or (iv) is indebted to or, in the past three years, has borrowed money from or lent money to, the Company or any of its Subsidiaries (other than any such indebtedness that will be discharged or extinguished at or prior to Closing) (any Contract related to the arrangements described in clauses (i) through (iv) hereof, including any such agreements listed (or required to be listed) on Schedule 4.24, a “Related Party Contract”).

4.25         Anti-Corruption Laws; Sanctions; Export Control Laws.

(a)                In the past five (5) years, the Company and each of its Subsidiaries has complied in all material respects with the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff), The Bribery Act of 2010 of the United Kingdom, The Unfair Competition Prevention Law of Japan, in each case, to the extent applicable, and all other applicable anti-corruption applicable Laws (collectively, “Anti-Corruption Laws”).

(b)                Neither the Company nor any of its Subsidiaries has (i) received, directly or indirectly, anything of value (including rebates, payments, commissions, promotional allowances or other economic benefits, regardless of their nature or type) from any Person (including any customer, supplier, employee or agent of any customer or supplier) for the purpose of improperly obtaining or retaining business or to otherwise achieve an improper commercial advantage in violation of any applicable Law, (ii) has corruptly offered, promised, given or authorized the giving of money or anything else of value, whether directly or to the knowledge of the Company indirectly through another person or entity, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of cases (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage, in each case referred to in this clause (ii), in violation of any Law; or (iii) has made or authorized any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business, in each case, in violation of any Law.

(c)                None of the Company, its Subsidiaries, any of their respective controlled Affiliates or, for the past five (5) years, any of their respective officers, directors or employees is a Government Official.

(d)                None of the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees, or agents is a Person that is, or is 50% or more owned or controlled by one or more Persons that are: (i) listed in a Sanctions-related list of designated persons maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or the Ministry of Japan, or (ii) operating, organized or resident in a country or territory that is the subject of comprehensive economic sanctions imposed, administered or enforced from time to time by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or the Ministry of Japan (“Sanctions”) (currently, Cuba, Crimea, Iran, North Korea, and Syria).

(e)                The Company and its Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all applicable Law concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions.

(f)                 For the past five (5) years, none of the Company, its Subsidiaries or any of their Affiliates has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(g)                For the past five years, none of the Company or its Subsidiaries has received written notice from any Governmental Authority alleging that it has violated any Anti-Corruption Laws, Sanctions, or Export Control Laws, and, to the Company’s knowledge, for the past five (5) years, none of the Company or its Subsidiaries has been under investigation by any Governmental Authority with respect to any actual or alleged violation of any Anti-Corruption Laws, Sanctions, or Export Control Laws.

4.26         Customers and Suppliers. Schedule 4.26 sets forth (a) the top 20 customers and top 20 distributors of the Company for the fiscal year ended January 31, 2020 (determined on the basis of revenues from such customers or distributors), excluding ordinary course retail customers, and (b) the top 20 vendors/suppliers of the Company for the fiscal year ended January 31, 2020 (determined on the basis of payments to such vendors/suppliers) (each, a “Material Counterparty”). Since the Balance Sheet Date, (i) no Material Counterparty has ceased or materially reduced, or provided a notice in writing of its intent to cease or materially reduce, its purchases of goods from, or, to the knowledge of the Company, otherwise threatened to cease or materially reduce, its sales or provision of goods or services to, the Company or any Subsidiary, and (ii) there has been no material dispute or controversy or, to the knowledge of the Company, threatened material dispute or controversy, between the Company or any Subsidiary, on one hand, and any Material Counterparties, on the other hand.

4.27         Products. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a)                Since January 1, 2017, each of the products produced or sold by the Company or any of its Subsidiaries is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable Laws and all express contractual warranties set forth in the applicable terms and conditions related to such products and (ii) fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made on the container or label for such product or in connection with its sale.

(b)                Since the Balance Sheet Date, except in the ordinary course of business, (i) neither the Company nor its Subsidiaries has issued or granted a return authorization to a customer to return merchandise by reason of alleged overshipments, defective merchandise or otherwise and (ii) neither the Company nor its Subsidiaries has granted any credits.

(c)                Since January 1, 2017, there has not been any recall conducted with respect to any products produced or sold by the Company or any of its Subsidiaries or, to the knowledge of the Company, any investigation or decision made by any Governmental Authority to undertake any such recall.

4.28         Inventories. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(a)                the inventories set forth in the Reference Balance Sheet were properly stated therein in accordance with GAAP consistently maintained and applied by the Company and its Subsidiaries;

(b)                all such inventories are owned free and clear of all Liens, other than Permitted Liens; and

(c)                all of the inventories recorded on the Reference Balance Sheet consist of items of a quality usable or saleable in the normal course of business and were, on the Balance Sheet Date, in quantities sufficient for the normal operation of the business of the Company and its Subsidiaries in accordance with past practice.

4.29         Receivables. Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all accounts, notes receivable and other receivables (other than receivables collected since the Balance Sheet Date) reflected on the Reference Balance Sheet are valid and genuine and (ii) all accounts, notes receivable and other receivables arising out of or relating to such business of the Company and its Subsidiaries as of the Balance Sheet Date have been included in the Reference Balance Sheet, in accordance with GAAP applied on a consistent basis.

4.30         No Additional Representations or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever, express or implied, at law or in equity, to Buyer or Merger Sub or their respective Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives. Nothing in the foregoing shall limit any representation or warranty expressly set forth in any other Transaction Agreements or Buyer’s or Merger Sub’s remedies in the case of actual fraud.

Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Subject to Section 13.8, except as set forth in the Schedules, Buyer and Merger Sub represent and warrant to the Company as of the date of this Agreement and as of the Closing Date as follows:

5.1             Corporate Organization. Each of Buyer and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each of Buyer and Merger Sub is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. Buyer owns, beneficially and of record, all of the outstanding shares of capital stock of Merger Sub, free and clear of all Liens.

5.2             Due Authorization. Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 5.5) to perform all obligations to be performed by it hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which either of them is or will be a party by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of each of Buyer and Merger Sub, and no other corporate proceeding on the part of Buyer or Merger Sub is necessary to authorize this Agreement or the other Transaction Agreements to which either of them is or will be a party (other than the adoption of this Agreement by Buyer in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following the execution of this Agreement by Merger Sub). This Agreement has been (and each Transaction Agreement to which it is or will be a party will be) duly and validly executed and delivered by each of Buyer and Merger Sub and (assuming this Agreement and such other Transaction Agreements constitute a legal, valid and binding obligation of the parties thereto other than Buyer and Merger Sub) will, upon such execution and delivery, constitute a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to the Remedies Exception.

5.3             No Conflict. Except as set forth on Schedule 5.3, the execution and delivery of this Agreement and the other Transaction Agreements by Buyer and Merger Sub and the consummation by them of the transactions contemplated hereby and thereby do not and will not, as of the Closing, (a) conflict with, contravene, violate any provision of, or result in the breach of, any applicable Law to which Buyer or Merger Sub is subject or by which any property or asset of Buyer or Merger Sub is bound, (b) conflict with the certificate of incorporation, bylaws or other Organizational Documents of Buyer or any Subsidiary of Buyer (including Merger Sub) or (c) violate any provision of, result in a breach of, constitute a default (or an event which, with or without notice, lapse of time or both, would become a default) under, require a consent under, give to any person any right or obligation of acceleration, termination, modification or cancellation, payment or loss of material benefit under, result in the creation of any Lien (other than Permitted Liens) under, or terminate or result in the termination of, any agreement, indenture or other instrument to which Buyer or any Subsidiary of Buyer (including Merger Sub) is a party or by which Buyer or any Subsidiary of Buyer (including Merger Sub) may be bound, except to the extent that the occurrence of the foregoing items set forth in clauses (a) or (c) would not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

5.4             Litigation and Proceedings. There are no Actions pending before or by any Governmental Authority or, to the knowledge of Buyer, threatened against Buyer or Merger Sub or any of their Subsidiaries which, if determined adversely, would reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. There is no Governmental Order outstanding against or applicable to Buyer or Merger Sub that would reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub.

5.5             Governmental Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement and assuming all consents contemplated by Section 4.5 have been obtained and are effective and all applicable waiting periods have expired or been terminated, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or Merger Sub with respect to Buyer’s or

Merger Sub’s execution, delivery or performance of this Agreement or any other Transaction Agreement or the consummation by Buyer or Merger Sub of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act or any similar foreign Law, (b) compliance with any applicable securities Laws and (c) as otherwise disclosed on Schedule 5.5.

5.6             Financial Ability. Buyer and Merger Sub have, or will have at the Closing, cash on hand or undrawn amounts immediately available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (a) paying the Merger Consideration at Closing, (b) effecting the repayment or refinancing of all Funded Debt of the Company as of the Closing Date required to be repaid or refinanced in connection with the Closing and (c) paying all related fees and expenses.

5.7             Brokers’ Fees. Except for fees described on Schedule 5.7 (which fees shall be the sole responsibility of Buyer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement.

5.8             Solvency; Surviving Corporation After the Merger. Neither Buyer nor Merger Sub is entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects and the Company performs in all material respects the covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing, and after giving effect to the Merger, at and immediately after the Effective Time, each of Buyer and the Surviving Corporation and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

5.9             No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Buyer and Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and neither Buyer nor Merger Sub has relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives), beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article IV. Except as otherwise expressly set forth in this Agreement, each of Buyer and Merger Sub understands and agrees that any inventory, equipment, vehicles, assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, subject only to the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 5.9 shall limit any representation or warranty expressly set forth in any other Transaction Agreements or Buyer’s or Merger Sub’s remedies in the case of actual fraud.

5.10           Acquisition of Interests for Investment. Each of Buyer and Merger Sub has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Merger. Each of Buyer and Merger Sub confirms that the Company has made available to Buyer and Merger Sub and Buyer’s and Merger Sub’s agents and representatives the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries as well as access to the documents, information and records of the Company and its Subsidiaries and to acquire additional information about the business and financial condition of the Company and its Subsidiaries, and each of Buyer and Merger Sub confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Buyer is acquiring the stock of the Surviving Corporation for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling common stock of the Surviving Corporation. Buyer understands and agrees that stock of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.

Article VI.
COVENANTS OF THE COMPANY

6.1            Conduct of Business.

(a)                From the date of this Agreement through the Closing (or until the earlier termination of the Agreement in accordance with the terms hereof), the Company shall, and shall cause its Subsidiaries to, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1, as expressly required by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (w) to conduct and operate its business in the ordinary course of business, (x) use commercially reasonable efforts to (1) preserve intact its present business organization, (2) maintain in effect all of its material Permits, (3) keep available the services of its directors, officers, key employees and key consultants and (4) maintain satisfactory relationships with, and preserve the goodwill of, its customers, lenders, suppliers, vendors and others having significant business relationships with it, (y) continue to make capital expenditures consistent in all material respects with the capital expenditures budget set forth on Schedule 6.1 (the “CapEx Budget”); except for delays in capital spending attributable to the ongoing COVID-19 pandemic, and (z) without limiting the generality of the foregoing, not do any of the following, directly or indirectly:

(i)                 (A) change or amend the certificate of incorporation, bylaws or other Organizational Documents of the Company or any of its Subsidiaries, except as otherwise required by Law (in each case, whether by merger, consolidation or otherwise); (B) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity securities of the Company or any of its Subsidiaries or amend any terms thereof (in each case, whether by merger, consolidation or otherwise), except for issuances of Common Shares upon the exercise of existing Options or conversion of any Company Shares outstanding on the date hereof or issued after the date hereof in compliance herewith; (C) effect any recapitalization, reclassification, equity split, combination or like change in its capitalization or (D) enter into any agreement with respect to the voting of any equity securities of the Company or any of its Subsidiaries, except in connection with issuances of Common Shares upon the exercise of existing Options;

(ii)               make, set aside or declare any dividend or distribution to the stockholders of the Company whether in cash, stock or property or any combination thereof (other than dividends payable in cash which are paid if full prior to the Measurement Time);

(iii)             make any binding commitment to make any capital expenditures following Closing in excess of $250,000, except for such capital expenditures or commitments in accordance with the CapEx Budget;

(iv)              (A) modify or terminate (excluding any expiration in accordance with its terms) in any material respect any Material Contract, any Insurance Policy or any Permit, or (B) fail to exercise a right to extend or renew a Material Contract without prior consultation with Buyer or (C) release, assign or (other than in the ordinary course of business) knowingly waive any material rights, claims or benefits of the Company or any of its Subsidiaries under any Material Contract;

(v)                sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties (other than any Intellectual Property), except in the ordinary course of business;

(vi)              except in the ordinary course of business, sell, assign, transfer, knowingly abandon, knowingly permit to lapse or dispose of, license or sublicense to any third party (other than non-exclusive licenses granted in the ordinary course of business) any (x) material Trademarks including in the Owned Intellectual Property or (y) any material Owned Intellectual Property (other than Trademarks);

(vii)            amend, extend, renew or terminate any Material Real Property Lease (where the Company or any of its Subsidiaries is either the lessee or the lessor), other than any contract that are amended, extended, renewed or terminated in the ordinary course of business;

(viii)          except as otherwise required by Law, existing Company Benefit Plans or existing Contracts under their terms as in effect on the date hereof, (A) grant any right to any severance, retention or termination pay which will become due and payable after the Closing Date to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, except for “at-will” employment or consulting agreements for newly hired employees and independent contractors that do not provide for severance or a notice period to terminate in excess of 30 days or as required by applicable law and are otherwise consistent with similar agreements entered into in the ordinary course consistent with past practice prior to the date hereof, (B) make any material change in the key management structure of the Company, including the hiring of additional officers or the termination of existing officers (other than terminations for cause); (C) establish, adopt, enter into or amend any Company Benefit Plan (other than any change to group healthcare or welfare benefits in connection with annual renewals in the ordinary course of business or as otherwise permitted by this clause (viii)) or Collective Bargaining Agreement; (D) increase the compensation provided to any current or former Service Provider (other than increases in base compensation of up to 3% in the aggregate (but no more than 7% for any individual employee) in the ordinary course of business for any Company Employees who are not Key Employees); (E) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider; or (F) (x) hire any Company Employee other than in the ordinary course of business or (y) terminate the employment of any Key Employee other than for cause; provided, however, that no provision hereof shall restrict the ability of the Company accelerate the vesting of any Options in connection with the transactions contemplated hereby;

(ix)              acquire (by merger, consolidation, acquisition of stock or assets, formation of a joint venture or otherwise), directly or indirectly, any (A) equity securities (other than the purchase of shares of the Japan Subsidiary from the Japan Selling Stockholder), (B) all or substantially all of the assets of any Person or (C) any material properties or assets, other than, in the case of this clause (C), in the ordinary course of business;

(x)                make any loans, advances or capital contributions to, or investments in, any Person (other than the Company and its Subsidiaries) or forgive any Funded Debt (including for borrowed money or guarantees thereof), except for advances to employees, directors or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business;

(xi)              (A) file any amended Tax Return of the Company or any of its Subsidiaries, make or rescind any Tax election, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or (B) except as required by concurrent changes to GAAP, make any change to any accounting principles (including tax accounting), methods or practices, or application thereof;

(xii)            change in any material respect its working capital and/or cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, prepayment of material expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits (in each case including the timing thereof), other than, in each case, in the ordinary course of business;

(xiii)          settle or compromise, or offer or propose to settle or compromise, any Action involving or against the Company or any of its Subsidiaries, other than any settlement or compromise solely for monetary relief to be paid in full prior to the Effective Time (to the extent payable by, rather than to, the Company or any of its Subsidiaries) of not more than $1,000,000 individually and that does not involve any equitable relief or limitations on the conduct of the Company or any of its Subsidiaries (other than a mutual release and other restrictions and limitations related to such Action customary for settlement agreements generally) and which does not include any findings of fact or admission of culpability or wrongdoing by the Company or any of its Subsidiaries; or

(xiv)          agree, resolve or commit to do any action prohibited under this Section 6.1(a).

(b)                Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

(c)                Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary and in addition and not in limitation to Section 6.1(a), during the period between the Measurement Time and the Closing, the Company shall not, and shall cause its Subsidiaries not to, make any payments or transfers or take any other action that would affect the amount of Closing Date Funded Debt, Closing Date Cash, Closing Transaction Expenses or Closing Date Net Working Capital (other than, in the case of Closing Date Net Working Capital, in the ordinary course of business), had such amounts been calculated as of the Closing instead of as the Measurement Time.

6.2            Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, (the “Access Limitations”) (except that prior to withholding any such information, the Company shall notify Buyer in writing of the nature of the information being withheld and thereafter the Company shall use commercially reasonable efforts to take any actions as may be reasonably requested by Buyer to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements, seeking the consent of third parties, redacting parts of documents or sharing “clean summaries of information”) in order to allow Buyer access to such information to the fullest extent reasonably practicable under the circumstances) the Company shall, and shall cause its Subsidiaries to, afford to Buyer and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries, in each case, as such representatives may reasonably request for the sole purpose of preparing for the operation of the business of the Company and its Subsidiaries following the Closing, and shall instruct the representatives of the Company and its Subsidiaries to cooperate with Buyer and its Affiliates and their respective representatives in their investigation of the Company and its Subsidiaries subject to the terms and conditions of this Section 6.2; provided, that (a) such investigation shall be conducted in accordance with all applicable competition Laws, shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense and (b) Buyer and its representatives shall not be permitted to perform any environmental sampling at any real property owned or leased by the Company or any of its Subsidiaries, including sampling of soil, groundwater, surface water, building materials, or air or wastewater emissions. All information obtained by Buyer, Merger Sub and their respective representatives shall be subject to the Confidentiality Agreement. All requests for access to the properties, books and records of the Company and its Subsidiaries shall be made to the Holder Representative or such representatives of the Company as the Holder Representative shall designate in writing.

6.3            Termination of Certain Agreements. Prior to the Effective Time, except with respect to the Excluded Arrangements, the Company shall have taken all actions necessary to terminate, release, cancel, pay or otherwise settle (x) all Related Party Contracts to the extent such Contract will not terminate in accordance with its terms in connection with the transactions contemplated by this Agreement and (y) all loans, notes and advances between the Company and its Subsidiaries on the one hand and the Pre-Closing Holders and their Affiliates (other than that Company and its Subsidiaries) on the other hand (except for advances to employees, directors or officers of the Company or any of its Subsidiaries for expenses incurred in the ordinary course of business), in the case of both (x) and (y), without any post-Closing Liability of the Company or any of its Subsidiaries thereunder. Prior to the Closing, the Company shall deliver to Buyer written evidence reasonably satisfactory to Buyer of such termination of each such Contract.

6.4            Stockholder Approval. As soon as practicable after the execution and delivery of this Agreement, the Company shall take all action necessary in accordance with the DGCL and the Company’s certificate of incorporation and bylaws to obtain a duly executed counterpart to the Written Consent from each holder of Common Shares and the Preferred Shares (on an as-converted basis in accordance with the Charter), voting together as a single class, constituting the Approving Stockholders, and the Company shall promptly deliver such executed documents to Buyer. The materials submitted to such holders in connection with soliciting the Written Consent and Support Agreement shall include the unanimous recommendation of the Company’s Board of Directors that such holders vote their shares of Common Shares and the Preferred Shares (on an as-converted basis in accordance with the Charter), voting together as a single class, in favor of the adoption of this Agreement, the Merger and the transactions contemplated hereby. If any holder of Common Shares and the Preferred Shares (on an as-converted basis in accordance with the Charter), voting together as a single class, does not sign the Written Consent by 11:59 p.m., New York time, on the Business Day following the date hereof, then promptly thereafter (but in any event no later than ten days after the receipt by the Company of the Merger Consent), the Company shall prepare and deliver to each such holder an information statement (the “Information Statement”) containing (a) notice of the receipt of the Merger Consent, (b) notice of the transactions contemplated by this Agreement and the other Transaction Agreements and (c) such other information as may be required to be included therein by applicable Law, including Sections 228(e) and 262 of the DGCL. Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Information Statement and any amendment or supplement thereto before they are mailed to the holders of Common Shares and the Preferred Shares, and the Company shall consider in good faith all comments of Buyer and its counsel in connection therewith; provided, however, that Buyer shall in no way be responsible for any of the content of the Information Statement except for information supplied in writing by Buyer expressly for inclusion therein.

6.5            Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover law is or may become applicable to this Agreement or the transactions contemplated hereby, the Company and its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.6            Exclusivity. During the period from the date hereof through the Closing or the earlier termination of this Agreement in accordance with Article X, neither the Company nor its Subsidiaries shall, and they shall instruct their respective representatives not to, directly or indirectly, solicit, encourage or initiate the submission of proposals or offers from, provide any documents or information concerning the Company or any of its Subsidiaries to, participate in discussions or negotiations or enter into any Contract with, any Person (other than Buyer and its Affiliates) relating to the sale of the Company or any of its Subsidiaries or any acquisition of any Company Shares or any material portion of the capital stock or other equity or voting securities of, or interests in, or all or substantially all of assets of, the Company or any of its Subsidiaries, whether in an acquisition structured as a merger, consolidation, exchange, sale of assets, sale of stock or otherwise (other than in connection with the exercise of any currently outstanding Option and/or the exercise of the Supreme US Call Option), or participate in any discussions or negotiations regarding, furnishing any information with respect to, assisting or participating in, or knowingly facilitating in any other manner any effort or attempt by any Person (other than Buyer or its Affiliates) to do or seek any of the foregoing. The Company and the Pre-Closing Holders shall, and shall cause their respective Affiliates and representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer and its Affiliates) conducted heretofore with respect thereto.

6.7            Japan Subsidiary. Promptly following the date hereof the Company shall exercise the Supreme US Call Option and, thereafter, shall use its reasonable best efforts to (i) acquire (or cause one of its wholly-owned Subsidiaries to acquire) the Supreme US Call Option Securities, pursuant to the Supreme US Call Option and (ii) consummate such acquisition of the Supreme US Call Option Securities at or simultaneously with the Closing, it being understood that (A) the Supreme US Call Option Purchase Price will be paid as provided in Section 3.4(b) and (B) in no event shall the Company or any of its Subsidiaries have any Liabilities with respect to such acquisition following the consummation thereof, other than to make any applicable payments to the Japan Selling Stockholder described in Sections 3.6(d), 3.10(e), 3.11(d), 8.6(e) and 11.6 hereof. The Company shall not (i) amend, waive, terminate or otherwise modify any terms of the Supreme US Call Option Purchase Agreement, or (ii) exercise the Redemption Option as defined therein, in each case without Buyer’s prior written consent. The parties hereto agree that any payment by Buyer or Merger Sub of the Supreme US Call Option Purchase Price or any of the payments described in clause (B) in the first sentence of this Section 6.7 shall be treated for U.S. federal income tax purposes as having been paid on behalf of the Japan Purchaser pursuant to such arrangements (including capital contributions or intercompany loans or advances) between Buyer and its Affiliates (including, after the Closing, the Company and its Subsidiaries, including the Japan Purchaser) as Buyer may determine.

6.8            280G Cooperation. The Company will, prior to the Closing Date, (a) use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code and (b) to the extent one or more waivers described in Section 6.8(a) are obtained, submit to its stockholders for a vote all such waived payments in a manner such that, if such vote is approved by the stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (the “280G Stockholder Approval Requirements”), such waived payments will not constitute a “parachute payments” under Section 280G of the Code; provided, that in no event will this Section 6.8 be construed to require the Company to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company and in no event will the Company be deemed in breach of this Section 6.8 if any such Person refuses to waive any such rights. Buyer shall provide to the Company, no less than fifteen (15) days prior to the Closing Date, any arrangements entered into at the direction of Buyer or between Buyer and its Affiliates, on the one hand, and a disqualified individual (provided the Company has provided the Buyer with a list of all such disqualified individuals at least five (5) days prior to such date), on the other hand (“Buyer Arrangements”) and the Company and Buyer shall cooperate in good faith with respect to calculating the value of such arrangements.

6.9            Chain of Title. Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take the steps set forth on Schedule 6.9, at the Company’s sole cost and expense, to the extent necessary to resolve any breaks in the chain of title, recordation errors and other related or similar ownership issues with respect to any of the Registered Intellectual Property (it being understood that Closing shall not be conditioned upon the satisfaction of this Section 6.9).

Article VII.
COVENANTS OF BUYER

7.1            Indemnification and Insurance.

(a)                From and after the Effective Time, Buyer agrees that it shall cause the Company to indemnify and hold harmless each present and former director, manager, and officer of the Company or any of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, with respect to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify such person (including promptly advancing expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Buyer shall cause the Company and each of its Subsidiaries for a period of not less than six (6) years from the Effective Time (i) to maintain provisions in its certificate of incorporation, bylaws or other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current directors, managers, and officers that are no less favorable to those Persons than the provisions of the certificate of incorporation, bylaws or other Organizational Documents of the Company or such Subsidiary, as applicable, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)                For a period of six (6) years from the Effective Time, Buyer shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Company’s or any of its Subsidiaries’ directors’ and officers’ liability insurance policies on terms not materially less favorable than the terms of such current insurance coverage; provided, however, that (i) at or prior to the Closing the Company shall obtain, a prepaid, non-cancelable six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to matters existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.1 shall be continued in respect of such claim until the final disposition thereof.

(c)                The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.1 (an “Indemnified Person”) may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy. Buyer hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses or insurance provided by other Persons (collectively, “Other Indemnitors”). Buyer hereby agrees that, with respect to any advancement or indemnification obligation owed, at any time, to an Indemnified Person by Buyer, the Surviving Corporation or any of its Subsidiaries or any Other Indemnitor, whether pursuant to any certificate of incorporation, bylaws, partnership agreement, operating agreement, indemnification agreement or other document or agreement or pursuant to this Section 7.1 (any of the foregoing, an “Indemnification Obligation”), and, after the Effective Time, Buyer shall cause the Surviving Corporation and its Subsidiaries to, jointly and severally, and at all times, be the indemnitors of first resort (i.e., the Surviving Corporation’s and its Subsidiaries’ obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by an Indemnified Person shall be secondary).

(d)                Notwithstanding anything contained in this Agreement to the contrary, this Section 7.1 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Surviving Corporation. In the event that Buyer or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.1.

7.2            Retention of Books and Records. Buyer shall cause the Company and its Subsidiaries to retain all books, ledgers, files, reports, plans, records and any other documents pertaining to the Company and its Subsidiaries in existence at the Closing for a period of seven (7) years from the Closing Date, and upon reasonable prior request and subject to the Access Limitations (except that prior to withholding any such information, Buyer shall notify the Holder Representative in writing of the nature of the information being withheld and thereafter Buyer shall use commercially reasonable efforts to take any actions as may be reasonably requested by the Holder Representative to implement alternate arrangements (including entering into confidentiality agreements or joint defense agreements, seeking the consent of third parties, redacting parts of documents or sharing “clean summaries of information”) in order to allow the Holder Representative access to such information to the fullest extent reasonably practicable under the circumstances) to make the same available after the Closing for inspection and copying by the Holder Representative or its representatives at the Holder Representative’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice; provided that (x) such requests shall not unreasonably interfere with the normal operations of Buyer or its Affiliates, (y) the auditors and accountants of Buyer or its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has signed a customary agreement relating to such access to work papers in form and substance reasonable acceptable to such auditors or accountants and (z) if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records contemplated by this Section 7.2 shall instead be subject to applicable rules relating to discovery. After such seven (7)-year period, before Buyer, the Surviving Corporation or any of its Subsidiaries may dispose of any such books and records, Buyer shall give at least thirty (30) days’ prior written notice of such intention to dispose to the Holder Representative, and the Holder Representative shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records, subject to the limitations on access contained herein, as it may elect.

7.3            Contact with Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its representatives not to, contact or communicate with the employees (except as set forth on Schedule 7.3, to the extent not otherwise instructed by the Company in writing), customers, potential customers, suppliers, distributors or licensors of the Company or any of the Company’s Subsidiaries, or any other Persons having a business relationship with the Company or any of the Company’s Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of the Holder Representative.

7.4           [Further Agreement]. The parties further agree as provided for on Schedule 7.4.

7.5           Conduct of Business. Buyer shall not, and shall not permit any of its Subsidiaries to, make or agree to make any acquisition that would reasonably be expected to materially delay or impair Buyer’s ability to receive, or materially delay receipt of, the approvals described under Section 8.1.

7.6           Stockholder Approval. Immediately following the execution and delivery of this Agreement, Buyer, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger and the other transactions contemplated hereby in accordance with the DGCL and Merger Sub’s certificate of incorporation and bylaws.

Article VIII.
JOINT COVENANTS

8.1           HSR Act and Foreign Antitrust Approvals.

(a)                In connection with the transactions contemplated by this Agreement, each of Buyer and the Company shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly, but in no event later than ten (10) Business Days after the date hereof, with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable (and in any event within ten (10) Business Days of the date hereof), make such other filings or start pre-notification proceedings with any foreign Governmental Authorities as may be required under any applicable similar foreign Law. Each of Buyer and the Company shall use its reasonable best efforts to substantially comply with any Antitrust Information or Document Requests made of Buyer or any of its Affiliates or the Company or any of its Affiliates, respectively. No party shall voluntarily withdraw or “pull and re-file” any filing under the HSR Act or any such other filing with any foreign Governmental Authorities without the prior written consent of the other parties hereto.

(b)                Buyer and the Company shall exercise their respective reasonable best efforts and take all necessary steps to (i) obtain termination or expiration of the waiting period (and any extension of such period) under the HSR Act and such other approvals, consents and clearances as may be necessary, proper or advisable under any foreign antitrust or competition laws, in each case, as soon as practicable (but in any event prior to the Termination Date), (ii) furnish to the other party all information required for any application or other filing to be made pursuant to any Law in connection with the transactions contemplated by this Agreement (including, to the extent permitted by Law, responding to any reasonable requests for copies of documents filed with Buyer’s prior filings) and (iii) otherwise reasonably cooperate with the other party in connection with any filing and in connection with resolving any investigation or other inquiry of any Governmental Authority. Neither Buyer nor the Company shall, without the written consent of the other party, (x) agree to extend any waiting period or agree to refile under any Law or (y) enter into any agreement with any Antitrust Authority agreeing not to consummate the transactions contemplated by this Agreement.

(c)                Without limiting the foregoing, Buyer and the Company shall, and shall cause their respective Affiliates to, cooperate in good faith with the Antitrust Authorities and use reasonable best efforts to take any and all actions (including cooperating and negotiating in good faith with the Antitrust Authorities) necessary, proper or advisable to satisfy the conditions set forth in Sections 9.1(a) and 9.1(b) and to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date); provided that notwithstanding anything contained in this Agreement to the contrary, nothing herein shall require (and, without Buyer’s prior written consent, the Company and its Subsidiaries shall not) (i) proffering and consenting and agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, particular assets, categories of assets or lines of business of the Company or any of its Subsidiaries or Buyer or any of its Affiliates, (ii) effecting such disposition, licensing or holding separate of assets or lines of business, (iii) offering to terminate any existing relationships and contractual rights and obligations, (iv) otherwise offering to take or offer to commit to take any action which it is capable of taking, that limits their freedom of action with respect to any of the assets or business of Buyer or any of its Affiliates or the Company or any of its Subsidiaries, or their ability to retain any of their assets or lines of business or (v) litigating, challenging or take any action with respect to any Action by any Person, including any Governmental Authority (excluding, however, responding to any Antitrust Information or Document Requests).

(d)                Each of Buyer, on the one hand, and the Holder Representative and the Company, on the other hand, shall promptly furnish to the other party(ies) copies of any notices or written communications received or given by such Person or any of its Affiliates from or to any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and such Person shall permit counsel to the other party(ies) an opportunity to review in advance, and the other party(ies) shall consider in good faith the views of such counsel in connection with, any proposed written communications by the other party(ies) and its Affiliates to any third party or any Governmental Authority concerning the transactions contemplated by this Agreement. Each of Buyer, on the one hand, and the Holder Representative and the Company, on the other hand, agrees to provide other party(ies) and its counsel the opportunity, on reasonable advance notice, to attend and participate in any substantive meetings or discussions, either in person or by telephone, between such Person or any of its Affiliates, agents or advisors, on the one hand, and any third party or any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)                The fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement shall be borne 100% by Buyer.

8.2           Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, and subject to the limitations set forth in this Agreement, including Section 8.1, Buyer and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Buyer, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Termination Date). Notwithstanding the foregoing, in no event shall Buyer, Merger Sub, the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Merger pursuant to the terms of any Contract to which Buyer, Merger Sub, the Company or any of its Subsidiaries is a party (other than fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement shall be borne 100% by Buyer).

8.3           Escrow Agreement. Each of the Company, the Holder Representative and Buyer shall execute and deliver to one another, at the Closing, the Escrow Agreement in substantially the form attached hereto as Annex H (the “Escrow Agreement”).

8.4           Employment Matters.

(a)                For a period of one year following the Closing Date (the “Continuation Period”), Buyer shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide to employees who continue in the employ of Buyer, the Surviving Corporation or any of their Subsidiaries following the Closing Date (the “Continuing Employees”) with (i) an annual base salary or wage rate that is at least equal to the annual base salary or wage rate provided to such Continuing Employee as of immediately prior to the Closing Date, (ii) annual cash incentive compensation target opportunities (not including equity or equity-based incentives or specific performance goals) that are at least the same as the incentive compensation target opportunities provided to such Continuing Employee as of immediately prior to the Closing Date, and (iii) employee benefits (excluding change in control payments, severance, retention payments, or other similar non-recurring compensation) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee by the Company immediately prior to the Closing Date.

(b)                From and after the Closing, with respect to any “employee benefit plans” as defined in Section 3(3) of ERISA provided, sponsored, maintained or contributed to by Buyer or any of its Subsidiaries in which a Continuing Employee is eligible to participate, each such Continuing Employee’s service with the Company shall be treated as service with Buyer or any of its Subsidiaries for purposes of determining eligibility to participate, level of benefits and vesting (but, except for purposes of vacation benefits or any severance plan, not for benefit accrual) for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries as of immediately prior to the Closing under a comparable Company Benefit Plan, except to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing, to the extent permitted under applicable Law, Buyer shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Buyer that is a defined benefit pension plan.

(c)                With respect to any health and welfare plan maintained by Buyer or its Subsidiaries in which any Continuing Employee is eligible to participate on or after the Closing Date, Buyer shall use its commercially reasonable efforts to (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Buyer or any of its Subsidiaries applicable to such Continuing Employee to the same extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction was waived under the terms of any analogous welfare plans of the Company and its Subsidiaries prior to the Closing Date, and (ii) credit each Continuing Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing Date under the terms of any analogous Company Benefit Plan in satisfying any applicable co-payment, deductible or out-of-pocket requirements for the plan year in which the Closing Date occurs.

(d)                Prior to the Closing Date, the Company shall take all actions that may be necessary or appropriate to cause to terminate (i) as of the day immediately preceding the Closing Date, the Company’s Qualified Retirement Plan (the “Company 401(k) Plan”) unless not later than five (5)

Business Days prior to the Closing Date, Buyer requests that the Company not terminate the Company 401(k) Plan and (ii) as of immediately following the Closing, each Company Benefit Plan set forth in Section 8.4(d) of the Disclosure Schedule, unless, not later than five (5) Business Days prior to the Closing Date, Buyer requests that the Company not terminate any such Company Benefit Plan. The Company agrees that it shall take all necessary and legally permissible actions to allow any Continuing Employee with an account balance in the Company 401(k) Plan on the Closing Date to rollover his or her entire account balance (including any participant loans) to the Section 401(k) plan sponsored by Buyer (the “Buyer 401(k) Plan”). As soon as reasonably practicable following the Closing Date, Buyer shall cause the Buyer 401(k) Plan to accept a direct trustee-to-trustee transfer of the full value of the accounts (including participant loans) of such Continuing Employee from the Company 401(k) Plan. When conducting the trustee to trustee transfer from the Company 401(k) Plan to the Buyer 401(k) Plan, the Company and Buyer will cooperate with respect to the asset mapping or in-kind transfer (as applicable).

(e)                Five days prior to the Closing Date, the Company will provide a true and complete schedule indicating how many employees of the Company or any of its Subsidiaries have had their employment terminated by the Company or its Subsidiaries during the preceding 90-day period (or such other applicable period, if longer) at each facility, site of employment and operating unit of the Company and its Subsidiaries, which schedule has been updated by the Company as of the Closing Date to the extent necessary.

(f)                 The parties hereto acknowledge and agree that nothing contained in this Section 8.4(f) (i) is intended to or shall confer upon any Person other than the parties hereto and their respective successors and assigns, including any current or former Service Provider, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish or constitute an amendment, termination or modification of, or an undertaking to establish, amend, terminate or modify, any benefit plan, program, agreement or arrangement, (iii) shall alter or limit the ability of Buyer or any of its Subsidiaries (or, following the Effective Time, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (iv) shall create any obligation on the part of Buyer or its Subsidiaries (or, following the Effective Time, the Surviving Corporation or its Subsidiaries) to employ or engage any Service Provider for any period following the Effective Time.

8.5           Further Assurances. Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

8.6           Tax Matters.

(a)                Buyer shall not take any action outside the ordinary course of business after the Closing on the Closing Date that could affect the amount of any Specified Pre-Closing Tax Refund payable to the Pre-Closing Holders pursuant to Section 8.6(e), or the determination of any current Tax assets or current Tax liabilities taken into account in the determination of Closing Date Net Working Capital or the Closing Date Funded Debt. The parties further agree as set forth on Schedule 8.6(a).

(b)                Buyer agrees to file a consolidated federal income Tax Return with the Company and its applicable Subsidiaries starting on the day following the Closing Date and to cause the Company and its applicable Subsidiaries to become members of the affiliated group of corporations of which Buyer is the common parent or of which Buyer is a member on the day following the Closing Date. To the extent permitted under applicable Law, each party hereto agrees to, and agrees to cause its Affiliates to, elect for all other Income Tax purposes to close the taxable year of the Company and its Subsidiaries on the Closing Date. To the extent any taxable period of the Company or its Subsidiaries does not end on the Closing Date, for purposes of this Agreement, including determining the treatment of Taxes attributable to a Straddle Period, Closing Date Funded Debt and Closing Date Net Working Capital, the Taxes attributable to the portion of a Straddle Period ending on the Closing Date shall (i) in the case of ad valorem or property Taxes, capital stock Taxes or other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of any other Tax, be deemed equal to the amount which would be payable computed, on a closing of the books basis, as if the relevant Tax period ended as of the close of business on the Closing Date (including for purposes of Section 951 and Section 951A of the Code). In addition, the parties hereto agree that all Transaction Tax Deductions shall be taken into account in taxable periods (or the portion of any Straddle Period) ending on or before the Closing Date to the maximum extent permitted by Law, and that the Company and its Subsidiaries shall make the election provided in Revenue Procedure 2011-29 with respect to any success-based fees that were paid in connection with the transactions contemplated by this Agreement.

(c)                Buyer and the Holder Representative shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Action or any audit or similar investigation or proceeding by a Governmental Authority regarding Taxes of, or with respect to, the Company or its Subsidiaries. Such cooperation shall include the retention of and (upon the other party’s request) the provision of records and information reasonably relevant to any such Action or audit or similar investigation or proceeding by a Governmental Authority and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)                Buyer shall not take any action or cause any action to be taken with respect to the Company or its Subsidiaries after to the Closing that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in IRS Notice 2001-16 or IRS Notice 2008-111.

(e)                The parties further agree as set forth on Schedule 8.6(e).

(f)                 The parties hereto agree to treat for all Tax purposes all payments under this Section 8.6 and all payments under Sections 3.6, 3.10 and 3.11 and Article XI as adjustments to the Merger Consideration to the maximum extent permitted by Law except with respect to any amounts required to be treated as interest under Sections 483 and 1274 of the Code and Treasury Regulations thereunder.

(g)                Notwithstanding any other provision of this Agreement, all transfer, documentary, recording, sales, use, stamp, registration and other substantially similar Taxes and fees arising in connection with the consummation of the transactions contemplated hereby (“Transfer Taxes”) shall be borne 50% by Buyer and 50% by the Pre-Closing Holders (as a Transaction Expense).

(h)                The parties hereto agree that the Company shall make a one-year Section 481(a) adjustment election under Section 7.03(d) of Rev. Proc. 2015-13 for the Pre-Closing Tax Period that ends on the Closing Date.

Article IX.
CONDITIONS TO OBLIGATIONS

9.1           Conditions to the Obligations of Buyer, Merger Sub and the Company. The obligations of Buyer, Merger Sub and the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived, to the extent permissible, in writing by all of such parties:

(a)                (i) All applicable waiting periods (and any extensions thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and (ii) all other necessary permits, approvals, clearances and consents of, or filings with, the Antitrust Authorities listed on Schedule 9.1 shall have been procured or made, as applicable (clauses (i) and (ii) together, the “Required Approvals”).

(b)                There shall not be in force any applicable Law or any injunction or order of any court or administrative agency of competent jurisdiction enjoining or prohibiting the consummation of the Merger.

(c)                The Merger Consent shall have been validly obtained under the DGCL and the Company’s certificate of incorporation and bylaws.

9.2           Conditions to the Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived, to the extent permissible, in writing by Buyer and Merger Sub:

(a)                (i) Each of the representations and warranties of the Company contained in Sections 4.1 (Corporate Organization of the Company) (other than the representations set forth in the last two sentences of Section 4.1), 4.2 (Subsidiaries), (other than the representations set forth in the last sentence of Section 4.2), 4.3 (Due Authorization), 4.7(a) and the second sentence of 4.7(b) (Capitalization of Subsidiaries) and 4.16 (Brokers’ Fees) (in each case, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall have been true and correct in all material respects at and as of such date, (ii) each of the representations and warranties of the Company contained in Sections 4.6 (Capitalization of the Company) (in each case, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date, as if made anew at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall have been true and correct in all respects (other than de minimis inaccuracies) at and as of such date and (iii) each of the other representations and warranties of the Company contained in Article IV, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of such date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall have been true and correct at and as of such date, except in the case of this clause (iii) for any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)                Each of the covenants of the Company to be performed at or prior to the Closing shall have been performed in all material respects.

(c)                The Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled.

(d)                Since the date hereof, there shall not have occurred an event, development or change that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

(e)                The Company shall have delivered to Buyer a certificate in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code and a notice to the IRS, signed by the Company, that satisfies the requirements of Treasury Regulation Section 1.897-2(h)(2); provided, however, that notwithstanding the foregoing, the sole remedy under this Agreement in respect of any Person for the failure of the Company to deliver such certificate specified in this Section 9.2(e) to Buyer shall be to withhold in accordance with Section 3.12 any Taxes required to be withheld by such Person by reason of such failure from any payment otherwise payable pursuant to this Agreement.

(f)                 The Company shall have delivered to Buyer duly executed Written Consents from the Approving Stockholders.

(g)                The Company shall have delivered, or caused to be delivered, to Buyer the items contemplated by Section 3.2.

(h)                None of the Required Approvals shall be conditioned on or require by its terms (i) the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, particular assets, categories of assets or material lines of business of the Company or any of its Subsidiaries or Buyer or any of its Affiliates, (ii) termination of any existing relationships or contractual rights and obligation of Buyer or its Affiliates or the Company and its Subsidiaries, or (iii) any action that limits their freedom of action with respect to any of the assets or business of Buyer or any of its Affiliates or the Company or any of its Subsidiaries or their ability to retain any of their assets or lines of business (any such condition, a “Burdensome Condition”).

(i)                 No Antitrust Authority shall have filed a lawsuit in a court of competent jurisdiction related to or in connection with the transactions contemplated hereby that remains pending and imposes or seeks to impose a Burdensome Condition and there shall not be in force any applicable Governmental Order imposing under any Antitrust Law a Burdensome Condition related to the transactions contemplated hereby (or a Burdensome Condition related to the transactions contemplated hereby that would become effective upon the Closing).

(j)                 The Company shall have acquired one hundred percent (100%) of the equity interests of the Japan Subsidiary in accordance with Section 6.7, subject only to payment of the Supreme US Call Option Purchase Price as provided in Section 3.4(b).

(k)                The condition set forth on Schedule 9.2(k) shall have been satisfied

9.3           Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)                Each of the representations and warranties of Buyer and Merger Sub contained in Article V, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall have been true and correct at and as of such date, except for any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on Buyer.

(b)                Each of the covenants of Buyer and Merger Sub to be performed at or prior to the Closing shall have been performed in all material respects.

(c)                Buyer shall have delivered to the Company a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled.

(d)                Buyer shall have delivered, or caused to be delivered, to the Company the items contemplated by Section 3.3.

9.4           Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Effective Time.

Article X.
TERMINATION/EFFECTIVENESS

10.1         Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)            by written consent of the Company, the Holder Representative and Buyer;

(b)            by Buyer upon written notice to the Company if:

(i)                 there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Buyer of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(ii)               the Closing has not occurred on or before February 26, 2021 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to Buyer if Buyer’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(iii)             the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction;

(iv)              by 5:00 p.m., New York City time, on the Business Day after the date hereof, the Company fails to deliver to Buyer duly executed counterparts to the Written Consent, sufficient to obtain the Merger Consent and a duly executed Support Agreement from each Pre-Closing Holder who has so executed the Written Consent; or

(c)           by the Company upon written notice to Buyer if:

(i)                 there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of time that remains between the date the Buyer provides written notice of such violation or breach and the Termination Date) after receipt by Buyer of notice from the Company of such breach, but only as long as Buyer continues to use its reasonable best efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period;

(ii)               the Closing has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c)(ii) shall not be available to the Company if the Company’s breach of this Agreement (other than a breach of any representation or warranty set forth in Article IV, excluding the representations and warranties set forth in Section 4.1 or Section 4.3) has been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date;

(iii)             Buyer or Merger Sub has failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3; or

(iv)              the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

10.2         Effect of Termination. Except as otherwise set forth in this Section 10.2 or in Section 10.3, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of the Company, Buyer or Merger Sub, as the case may be, for any breach of this Agreement occurring prior to such termination (other than any breach of any representation or warranty which breach is not willful and intentional). In determining losses or damages recoverable upon termination by a party hereto (or, subject to Section 10.3, the Termination Date Holders) for the other party’s breach, the parties hereto acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party or, in the case of the

Company, the holders of Common Shares, Preferred Shares and Vested Options (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such party or, as provided in Section 10.3, the Termination Date Holders in respect of Common Shares and Preferred Shares and, to the extent applicable, Vested Options, as the case may be. The provisions of Section 10.2, Section 10.3, Articles XII and XIII and the Confidentiality Agreement shall survive any termination of this Agreement.

10.3         Entitlement to Damages.

(a)                The parties hereto acknowledge and agree that, in the event of a termination of this Agreement, to the extent Buyer or Merger Sub are required pursuant to a final order of a court of competent jurisdiction to pay damages in an amount that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess (the “Holder Damages”) represents an amount of damages payable in respect of losses suffered by the Termination Date Holders in respect of Common Shares and Preferred Shares and, to the extent applicable, Options. Accordingly, at the election of the Holder Representative, in the event damages are payable pursuant to this Article X, the Holder Representative shall, in its sole and absolute discretion, determine the extent, if any, to which such damages constitute Holder Damages, and Buyer or Merger Sub, as applicable, shall pay such Holder Damages to the Holder Representative, for the account of, and as agent to, the Termination Date Holders, to one or more accounts designated in writing by the Holder Representative.

(b)                For the purposes of this Agreement, each Person who holds one or more Common Shares or Preferred Shares as of 11:59 p.m. (Eastern time) on the date on which this Agreement is terminated shall be deemed to be a “Termination Date Holder”.

(c)                Promptly after the later of the payment of the Holder Damages to the Holder Representative in accordance with Section 10.3(a), the Holder Representative shall distribute the Holder Damages to the Termination Date Holders, in the manner such amounts would be distributed pursuant to Section 2 of the Charter, subject to any adjustment determined by the Board of Directors to be appropriate to provide for payment of a portion of such Holder Damages to one or more holders of any Options, if any, that the Board of Directors determines have vested on or before the Termination Date; provided, however, that payment of any Holder Damages in respect of any such Option held by an employee or independent contractor of the Company or any of its Subsidiaries subject to Section 409A of the Code at any time during the taxable year of such employee or independent contractor in which such Option was granted shall in all events be subject to such holder’s continued employment with the Company or its Subsidiaries through the date on which Holder Damages are distributed.

(d)                Notwithstanding anything to the contrary in this Agreement, claims for Holder Damages shall be brought solely by the Holder Representative, on behalf of and as agent to the Termination Date Holders, and no holder of Common Shares, Preferred Shares or Options shall be entitled to assert a claim for Holder Damages.

Article XI.
[FURTHER AGREEMENT]

The parties further agree as provided for on Schedule XI.

Article XII.
HOLDER REPRESENTATIVE

12.1         Designation and Replacement of Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of holders of the Common Shares, Preferred Shares and Options for certain limited purposes, as specified herein (the “Holder Representative”). The parties have designated TC Group VI, L.P. as the initial Holder Representative, and approval of this Agreement by the holders of Common Shares and Preferred Shares shall constitute ratification and approval of such designation. The Holder Representative may resign at any time, and the Holder Representative may be removed by the vote of the holders of a majority of the Common Shares and the Preferred Shares (on an as-converted basis in accordance with the Charter), voting together as a single class, immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination) (the “Majority Holders”). In the event that a Holder Representative has resigned or been removed, a new Holder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Holder Representative. The designation of any Person as the Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article XII, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Common Shares or Preferred Shares or any of the holders of Options.

12.2         Authority and Rights of the Holder Representative; Limitations on Liability. The Holder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, the Holder Representative shall have full power, authority and discretion to (i) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement for and on behalf of the Pre-Closing Holders and (ii) in connection with a termination of this Agreement, determine the Holder Damages, if any, and collect and distribute (and withhold from, if applicable) such Holder Damages in accordance with Section 10.3. All actions taken by the Holder Representative under this Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them and the Escrow Agent and the Buyer Indemnified Parties shall be entitled to rely upon any decision, act, consent or instruction of Holder Representative (in its capacity as such) as being the decision, act, consent or instruction of each Pre-Closing Holder. The Holder Representative shall have no liability to Buyer, the Company or any holder of Common Shares, Preferred Shares or Options, or any Termination Date Holder, with respect to actions taken or omitted to be taken in its capacity as the Holder Representative. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless funds remain in the Holder Rep Fund Account or the Holder Representative has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. The Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement from funds held in the Holder Rep Fund Account or otherwise received by it in its capacity as the Holder Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and shall be entitled to indemnification from the Pre-Closing Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. Buyer and the Buyer Indemnified Parties may, and the parties agree that the Escrow Agent shall, disregard any notice or instruction received directly from any Pre-Closing Holder (other than in any Letter of Transmittal received from such Pre-Closing Holder) other than Holder Representative. The Buyer Indemnified Parties are hereby relieved from any Liability to any Person for any acts done by them in accordance with any express written instruction of the Holder Representative. Each Pre-Closing Holder hereby agrees that for any Action arising under this Agreement or any Transaction Agreement such Pre-Closing Holder may be served legal process to the address for notices set forth in Section 13.2 for the Holder Representative (or any alternative address designated to the parties in writing by Holder Representative or any of his successors), and that service in such manner shall be adequate and such Pre-Closing Holder shall not assert any defense of claim that service in such manner was not adequate or sufficient in any court in any jurisdiction. Each Pre-Closing Holder hereby agrees that the obligation of Holder Representative following receipt of such service to notify such Pre-Closing Holder is satisfied if the Holder Representative sends notice of such service to such Pre-Closing Holder at the address for such Pre-Closing Holder set forth in the Allocation Schedule (or any alternative address designated to Holder Representative in writing by such Pre-Closing Holder), and that notice in such manner shall be adequate and such Pre-Closing Holder shall not assert any claim against the Holder Representative that notice in such manner was not adequate or sufficient in any court in any jurisdiction. Each Pre-Closing Holder shall promptly provide written notice to the Holder Representative of any change of address of such Pre-Closing Holder. Without limiting the above and for the avoidance of doubt, for purposes of this Article XII, if any Pre-Closing Holder is seeking indemnification as the Indemnified Party hereunder, or indemnification is sought against any Pre-Closing Holder as an Indemnifying Party hereunder, then in either such case, the Holder Representative shall act on behalf of, and receive notice on behalf of, such Pre-Closing Holder.

Article XIII.
MISCELLANEOUS

13.1         Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 13.10) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

13.2         Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) upon transmission when delivered by facsimile or email if receipt is confirmed during normal business hours (or, if not, the next succeeding Business Day), addressed as follows:

(a)                If to Buyer or Merger Sub, to:

V.F. Corporation

1551 Wewatta Street

Denver CO 80202-6173

Attention: Laura Meagher

Facsimile No.: 336-424-7760

E-mail: laura_meagher@vfc.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Marc O. Williams; Daniel Brass
Facsimile No.: 212-701-5800
Email: marc.williams@davispolk.com; daniel.brass@davispolk.com

(b)                If to the Company, prior to the Closing, to:

Supreme Holdings, Inc.

62 King St. 3rd Floor

New York, NY 10014

Attention: Kyle Demers

Facsimile No.: (212) 274-8997

Email: kyle@supremenewyork.com

with copies (which shall not constitute notice) to:

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention: Jay Sammons

Facsimile No.: (212) 813-4888

Email: jay.sammons@carlyle.com

and

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: Daniel T. Lennon; J. Cory Tull; Victoria VanStekelenburg

Facsimile No.: (202) 637-2201

Email: daniel.lennon@lw.com; cory.tull@lw.com; victoria.vanstekelenburg@lw.com

(c)                If to the Holder Representative, to:

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention: Jay Sammons

Facsimile No.: (212) 813-4888

Email: jay.sammons@carlyle.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W., Suite 1000

Washington, D.C. 20004-1304

Attention: Daniel T. Lennon; J. Cory Tull; Victoria VanStekelenburg

Facsimile No.: (202) 637-2201

Email: daniel.lennon@lw.com; cory.tull@lw.com; victoria.vanstekelenburg@lw.com or to such other address or addresses as the parties may from time to time designate in writing.

13.3         Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that, (a) Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of its wholly owned direct or indirect Subsidiaries at any time and (ii) after the Effective Time, to any Person; provided, further, that no such transfer or assignment shall relieve Buyer of any of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer and (b) Merger Sub may transfer, assign or novate its rights and obligations under this Agreement, in whole or from time to time, to one or more wholly owned direct or indirect Subsidiaries of Buyer.

13.4         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the Indemnified Persons and Other Indemnitors (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.1, (ii) from and after the Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Articles II and III, (iii) the Termination Date Holders are intended third-party beneficiaries of the obligations of Buyer and Merger Sub hereunder and, in the event of a termination of this Agreement, the Holder Representative (rather than the Termination Date Holders) shall be entitled to enforce the right of the Termination Date Holders to recover for breach of such obligations under Sections 10.2 and 10.3, (iv) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 13.15, (v) Prior Company Counsel and the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 13.16, and (vi) the Japan Selling Stockholder is an intended third party beneficiary of Section 3.7 but not of any other provision of this Agreement; provided, that, prior to Closing, this Agreement may be amended, modified or waived in accordance with Section 13.10 without the consent of the third-party beneficiary identified in this Section 13.4.

13.5         Expenses. Each party hereto, other than the Holder Representative (whose expenses shall be paid out of the Holder Rep Fund Account or pursuant to Article XII), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor and/or Payment Dispute Arbitrator, if any, shall be paid in accordance with Section 3.6 and Section 3.10(d), as applicable; provided, further, that Buyer shall pay (a) 100% of Antitrust filing fees, (b) 50% of Transfer Taxes, (c) 50% of all fees, costs and expenses of the Escrow Agent, (d) 50% of the fees, costs and expenses of the procurement of the “tail policy” contemplated by Section 7.1 and (e) as set forth on Schedule 13.5(e).

13.6         Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.7         Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8         Schedules and Annexes. The Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent on its face. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.9         Entire Agreement. This Agreement (together with the Schedules and Annexes to this Agreement), the other Transaction Agreements and that certain Confidentiality Agreement, dated as of April 22, 2019, between Buyer and the Company (as amended, the “Confidentiality Agreement”) constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement, the Confidentiality Agreement and the other Transaction Agreements.

13.10       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided, however, that after the receipt of the Merger Consent, no amendment to this Agreement shall be made which by applicable Law requires further approval by the equityholders of the Company without such further approval by such equityholders. The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 13.10 to the extent permitted under Section 251(d) of the DGCL.

13.11       Publicity. The Company and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that each of Buyer, the Company and its Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as Buyer or Company may reasonably determine is necessary to comply with applicable Law, the requirements of any agreement to which such Person is a party or as requested or required by applicable securities laws or any listing agreement with any national securities exchange (in which case such party shall provide the other party an opportunity to review such public release or announcement prior to dissemination to the extent practical under the circumstances). The Company and Buyer and Merger Sub agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is requested or required by applicable Law or for purposes of compliance with financial reporting obligations or stock exchange rules; provided, that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 13.11 or such confidentiality obligations by the recipients of its disclosure). The Company and Buyer further acknowledge and agree that (a) the Company may disclose such terms and the existence of this Agreement and the transactions contemplated hereby (and may provide a copy of this Agreement) to its stockholders and holders of Options to the extent such terms are relevant to the holders of Options and (b) the Holder Representative, Goode Partners LLC and their respective Affiliates may disclose such terms and the existence of this Agreement and the transactions contemplated hereby to its Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated hereby to their respective actual and prospective limited partners and investors the extent such information is customarily provided to such Persons in connection with their customary fundraising and reporting activities; provided, that such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 13.11 or such confidentiality obligations by the recipients of its disclosure.

13.12       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.13       Jurisdiction; Waiver of Jury Trial.

(a)                Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.13(a).

(b)                Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 13.13(b).

13.14       Enforcement. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. The remedies available to the Company pursuant to this Section 13.14 shall be in addition to any other remedy to which it is entitled at law or in equity.

13.15       Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (other than pursuant to another Transaction Agreement) may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Buyer or Merger Sub under this Agreement or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby (except as expressly set forth in a Support Agreement), except in the case of actual fraud.

13.16       Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)                Conflicts of Interest. Buyer acknowledges that Latham & Watkins LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented one or more of the Holder Representative, one or more Pre-Closing Holders, the Company, and its Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be a related litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters (x) relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) and (y) in which Buyer or any of its Affiliates (including the Company and its Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Buyer and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its controlled Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its controlled Affiliates (including the Company and its Subsidiaries), and even though Prior Company Counsel may (x) have represented the Company or its Subsidiaries in a matter substantially related to such dispute or (y) be currently representing Buyer, the Company or any of their respective controlled Affiliates. Without limiting the foregoing, each of Buyer and the Company (on behalf of itself and its controlled Affiliates) consents to the disclosure by Prior Company Counsel, in connection with one or more Post-Closing Representations, to the Designated Persons of any information learned by Prior Company Counsel in the course of one or more Existing Representations, whether or not such information is subject to the attorney-client privilege of the Company or any of its Subsidiaries or Prior Company Counsel’s duty of confidentiality as to the Company or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.

(b)                Attorney-Client Privilege. Each of Buyer and the Company (on behalf of itself and its controlled Affiliates) waives and shall not assert, and agrees after the Closing to cause its controlled Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Buyer, the Company and their respective controlled Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Holder Representative, and shall not pass to or be claimed or used by Buyer or the Company, except as provided in the last sentence of this Section 13.16(b). Furthermore, each of Buyer and the Company (on behalf of itself and its controlled Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its controlled Affiliates to) use commercially reasonable efforts to assert the Pre-Closing Privileges on behalf of the Designated Persons, at the sole cost and expense of such Designated Person, to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Holder Representative.

(c)                Privileged Materials. All such Pre-Closing Privileges, and all portions of books and records and other documents of the Company and its Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to the Holder Representative (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such portions of books and records) no copies retained by the Company or any of its Subsidiaries. Absent the prior written consent of the Holder Representative, neither Buyer nor (following the Closing) the Company shall have a right of access to Privileged Materials.

(d)                Miscellaneous. Buyer hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 13.16 shall be irrevocable, and no term of this Section 13.16 may be amended, waived or modified, without the prior written consent of the Holder Representative.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

V.F. CORPORATION

By:	/s/ Scott A. Roe
Name:	Scott A. Roe
Title:	Executive Vice President and Chief Financial Officer

NEW ROSS ACQUISITION CORP.

By:	/s/ Laura C. Meagher
Name:	Laura C. Meagher
Title:	Secretary

SUPREME HOLDINGS, INC.

By:	/s/ James Jebbia
Name:	James Jebbia
Title:	President

TC GROUP VI, L.P., solely in its capacity as the initial Holder Representative hereunder

By:	/s/ Jay Sammons
Name:	Jay Sammons
Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]